SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

ZEBRA TECHNOLOGIES CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

April 16, 2012

Dear Stockholder:

Please join us for the Zebra Technologies Corporation 2012 Annual Meeting of Stockholders. We will hold the meeting at 10:30 a.m., Central Time, on Friday, May 18, 2012, at our principal executive offices at 475 Half Day Road, Lincolnshire, Illinois 60069.

At the annual meeting, stockholders will be asked to vote on each of the three proposals set forth in the Notice of Annual Meeting of Stockholders and the Proxy Statement, which describe the formal business to be conducted at the annual meeting and follow this letter.

Your vote on the matters to be considered at the annual meeting is important, regardless of the size of your holdings. You may vote by marking, dating, signing and returning the enclosed proxy card in the envelope provided. Also, most registered and most beneficial stockholders may vote by toll-free telephone in the U.S. or Canada, or over the Internet by following the instructions on the enclosed proxy card. We urge you to vote your shares as soon as possible. In this way, you can ensure your shares will be represented and voted at the meeting, and you will spare Zebra the expense of a follow-up mailing. Even if you vote before the meeting you may still attend the meeting and vote in person.

Sincerely,

Michael A. Smith	Anders Gustafsson
Chairman	Chief Executive Officer

475 Half Day Road, Suite 500
Lincolnshire, Illinois 60069
(847) 634-6700

Notice of Annual Meeting of Stockholders

To be Held on May 18, 2012

To the Stockholders of Zebra Technologies Corporation:

The Annual Meeting of Stockholders of Zebra Technologies Corporation will be held at 10:30 a.m., Central Time, on Friday, May 18, 2012, at our principal executive offices at 475 Half Day Road, Lincolnshire, Illinois 60069, for the following purposes:

(1)	To elect three Class I Directors with terms to expire in 2015;

(2)	To hold an advisory vote to approve the compensation of our named officers;

(3)	To ratify the appointment by our Audit Committee of Ernst & Young LLP as our independent auditors for 2012; and

(4)	To conduct other business if properly presented.

     The proxy statement more fully describes the proposals. Only holders of record of common stock at the close of business on March 22, 2012, are entitled to vote at the meeting.

Jim Kaput
Corporate Secretary
Lincolnshire, Illinois
April 16, 2012

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 18, 2012

Our proxy statement and 2011 Annual Report to Stockholders are available at: https://materials.proxyvote.com/989207

Table of Contents

Questions and Answers about the Annual Meeting and These Proxy Materials	1
Corporate Governance	5
Proposal 1 - Election of Directors	9
Board and Committees of the Board	11
Director Compensation	12
Compensation Committee Report	14
Compensation Discussion and Analysis – Executive Summary	15
Executive Compensation	28
Equity Compensation Plan Information	40
Compensation Committee Interlocks and Insider Participation	41
Proposal 2 - Advisory Vote to Approve Compensation of Named Officers	41
Report of the Audit Committee	42
Fees of Independent Auditors	43
Proposal 3 - Ratification of Appointment of Independent Auditors	43
Executive Officers	44
Ownership of Our Common Stock	45
Section 16(a) Beneficial Ownership Reporting Compliance	46
Stockholder Proposals and Other Business	46

475 Half Day Road, Suite 500
Lincolnshire, Illinois 60069

Proxy Statement
for the Annual Meeting of Stockholders
May 18, 2012

We are providing you with these proxy materials in connection with the solicitation by Zebra’s Board of Directors of proxies for our 2012 Annual Meeting of Stockholders. We will hold the annual meeting at 10:30 a.m., Central Time, on Friday, May 18, 2012, at our principal executive offices at 475 Half Day Road, Lincolnshire, Illinois 60069.

We mailed this proxy statement and proxy card to stockholders on or about April 16, 2012.

This proxy statement contains important information regarding our annual meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about voting procedures. As used herein, “we,” “us,” “our,” “Zebra” or the “Company” refers to Zebra Technologies Corporation.

Questions and Answers about the Annual Meeting and These Proxy Materials

What matters will be voted on at the annual meeting?
The following matters will be voted on at the meeting:

  Proposal 1: To elect three Class I Directors with terms to expire in 2015;

  Proposal 2: To hold an advisory vote to approve the compensation of our named officers;

  Proposal 3: To ratify the appointment by our Audit Committee of Ernst & Young LLP as our independent auditors for 2012;

  Such other business if properly presented or any adjournment or postponement of the annual meeting.

How does the Board of Directors recommend that I vote?
Zebra’s Board recommends that you vote:

  FOR the election of the three directors nominated by our Board and named in this proxy statement as Class I directors to serve for a three year term expiring in 2015;

  FOR the approval, on an advisory basis, of the compensation of our named officers;

  FOR ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent auditors for 2012.

Will there be any other items of business on the agenda?
If any other items of business or other matters are properly brought before the annual meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters. The persons named on the proxy card intend to vote the proxy in accordance with their best judgment. Because the deadlines for stockholder proposals and nominations have passed, we do not expect any items of business to be brought before the annual meeting other than the items described in this proxy statement.

Who is entitled to vote at the annual meeting?
Holders of our Class A common stock at the close of business on March 22, 2012, the record date, may vote at the meeting. We refer to the holders of our Class A common stock as “stockholders” throughout this proxy statement. Each stockholder is entitled to one vote for each share of Class A common stock held as of the record date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?
You may own shares directly in your name as a stockholder of record, which includes shares for which you have certificates. If your shares are registered directly in your name, you are the holder of record of those shares, and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your voting proxy directly to us or to vote in person at the meeting.

You may also own shares indirectly through a broker, bank or other holder of record. If you hold your shares indirectly, you hold the shares in “street name” and are a beneficial holder, and your broker, bank or other holder of record sent these proxy materials to you. As a beneficial holder, you have the right to direct your broker, bank or other holder of record how to vote by completing a voting instruction form.

Do I have to do anything in advance if I plan to attend the annual meeting in person?
An individual who is a beneficial owner of Class A common stock must bring to the meeting a legal proxy from the organization that holds the shares or a brokerage statement showing ownership of shares as of the close of business on the record date. Representatives of institutional stockholders must bring a legal proxy or other proof that they are representatives of a firm that held shares as of the close of business on the record date and are authorized to vote on behalf of the institution.

Do I have electronic access to the proxy materials and annual report?
For holders of record, we are pleased to offer the opportunity to receive stockholder communications electronically. By signing up for electronic delivery of documents such as our annual report and the proxy statement, you can access stockholder communications as soon as they are available without waiting for them to arrive in the mail, and submit your stockholder votes online. Holders of record can also reduce the number of documents in their personal files, eliminate duplicate mailings, conserve natural resources, and help reduce our printing and mailing costs. If you are a holder of record and would like to receive stockholder communications electronically in the future, please contact Computershare at 877-870-2368 or 201-680-6578. Enrollment will be effective until canceled.

Beneficial holders should refer to the information provided by the broker, bank or other institution that is the holder of record for instructions on how to elect to receive proxy statements and annual reports over the Internet. Most stockholders who hold their stock through a broker, bank or other holder of record and who have electronic access will receive an e-mail message containing the Internet address to use to access our proxy statement and annual report.

How do I vote my shares?
Your vote is important. We encourage you to vote promptly, which may save us the expense of a second mailing.

If you are a holder of record, you may vote your shares in any of the following ways:

  by telephone – You may vote your shares by calling the toll-free telephone number on your proxy card. You may vote by telephone 24 hours a day through 11:59 p.m., Eastern Time, on May 17, 2012. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your vote. If you vote by telephone, you do not need to return your proxy card.

  over the Internet – You may vote your shares via the website http://www.proxyvote.com. You may vote over the Internet 24 hours a day through 11:59 p.m., Eastern Time, May 17, 2012. As with telephone voting, you may confirm that the system has properly recorded your vote. If you vote over the Internet, you do not need to return your proxy card. You may incur costs such as telephone and Internet access charges if you vote over the Internet.

  by mail – You may vote your shares by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope.

  in person at the annual meeting – If you choose not to vote by telephone, over the Internet or by mail, you may still attend the meeting and vote in person. If you vote prior to the meeting, you may still attend the meeting and vote in person.

If you are a beneficial holder, the instructions that accompany your proxy materials will indicate whether you may vote by telephone, over the Internet or by mail. If you wish to attend the meeting and vote in person, you must bring a legal proxy from the organization that holds the shares or a brokerage statement showing ownership of shares as of the close of business on the record date.

Can I revoke or change my vote after I submit my proxy?
If you are the holder of record, you may revoke your proxy at any time before your shares are voted if you (1) submit a written revocation to our Secretary, (2) submit a later-dated proxy to our Secretary, (3) provide subsequent telephone or Internet voting instructions, or (4) vote in person at the meeting. If you are a beneficial owner of shares, you must contact the broker or other nominee holding your shares and follow their instructions for changing your vote.

What will happen if I do not vote my shares?
If you are the holder of record and you do not vote by proxy card, by telephone, via the Internet or in person at the annual meeting, your shares will not be voted at the annual meeting.

If you are a beneficial owner of shares and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Under the rules of the New York Stock Exchange (“NYSE”), your broker or nominee does not have discretion to vote your shares on non-routine matters such as Proposals 1 and 2. However, your broker or nominee does have discretion to vote your shares on routine matters such as Proposal 3. In the absence of instructions, shares subject to “broker non-votes” will not be counted as voted or as present or represented on the proposal.

What if I do not specify how my shares are to be voted?
Our Board has appointed Douglas A. Fox and Jim Kaput to serve as the proxy committee for the meeting. Mr. Fox is a Vice President, Investor Relations and Treasurer of Zebra. Mr. Kaput is Senior Vice President, General Counsel and Corporate Secretary of Zebra. By giving us your proxy, you are authorizing the proxy committee to vote your shares in the manner you indicate.

If you are a holder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:

  FOR the election of the three directors nominated by our Board and named in this proxy statement as Class I directors to serve for a three-year term expiring in 2015 (Proposal 1);

  FOR the approval, on an advisory basis, of the compensation of our named officers (Proposal 2);

  FOR ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent auditors for 2012 (Proposal 3);

  In the discretion of the named proxies regarding any other matters properly presented for a vote at the annual meeting.

If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under the NYSE’s rules, brokers and other nominees have the discretion to vote on routine matters such as Proposal 3, but do not have discretion to vote on non-routine matters such as Proposals 1 and 2. Therefore, if you do not provide voting instructions to your broker or other nominee, your broker or other nominee may only vote your shares on Proposal 3 and any other routine matters properly presented for a vote at the meeting.

What constitutes a quorum, and why is a quorum required?
A quorum is necessary to hold a valid meeting of stockholders. If stockholders of a majority of the voting power of the stock issued and outstanding and entitled to vote at the meeting are present in person or by proxy, a quorum will exist. Shares owned by Zebra are not voted and do not count for quorum purposes. On March 22, 2012, we had 51,882,869 shares of Class A common stock outstanding, meaning that 25,941,435 shares of Class A common stock must be represented in person or by proxy to have a quorum. Your shares will be counted towards the quorum if you submit a proxy or vote at the meeting. Abstentions and broker non-votes will also count towards the quorum requirement. If there is not a quorum, a majority of the shares present at the meeting may adjourn the meeting to a later date.

To assure the presence of a quorum at the meeting, please vote your shares by toll-free telephone or over the Internet or complete, sign and date our proxy card and return it promptly in the enclosed postage-paid envelope, even if you plan to attend the meeting.

What is the effect of a broker non-vote?
Brokers or other nominees who hold shares of our Class A common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the meeting. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the meeting. Thus, a broker non-vote will not impact our ability to obtain a quorum. Broker non-votes will not have any effect on the outcome of any proposal to be voted on at the meeting.

What is the vote required for each proposal?

Broker
Discretionary
Proposal	Vote Required	Voting Allowed
Proposal 1 – Election of three Class I	Plurality of votes cast	No
Directors with terms to expire in 2015
Proposal 2 – Advisory vote to approve	Majority of the votes cast affirmatively or negatively	No
executive compensation
Proposal 3 – Ratify the appointment of	Majority of the votes cast affirmatively or negatively	Yes
Ernst & Young LLP as our independent
auditors for 2012

With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or vote FOR all nominees except those specific nominees from whom you WITHHOLD your vote. The three nominees receiving the most FOR votes will be elected. A properly executed proxy that is marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than three nominees for director and stockholders may not cumulate votes in the election of directors.

With respect to Proposals 2 and 3, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on any of these proposals, your abstention will not affect the vote on the proposal since the proposal requires approval of a majority of the votes cast affirmatively or negatively.

What happens if the annual meeting is adjourned or postponed?
Your proxy will still be effective and will be voted at the rescheduled annual meeting. You will still be able to change or revoke your proxy until it is voted.

Who is paying for the costs of this proxy solicitation?
We will bear the expense of soliciting proxies. We have retained Alliance Advisors LLC to solicit proxies for a fee of $10,500 plus a reasonable amount to cover expenses. Proxies may also be solicited in person, by telephone or electronically by Zebra personnel who will not receive additional compensation for such solicitation. Copies of proxy materials and the Annual Report will be supplied to brokers and other nominees for the purpose of soliciting proxies from beneficial owners, and we will reimburse such brokers or other nominees for their reasonable expenses.

How can I find the results of the annual meeting?
Preliminary results will be announced at the meeting. Results also will be published in a current report on Form 8-K to be filed with the Securities and Exchange Commission within four business days after the meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Corporate Governance

Corporate Governance Guidelines
Zebra’s primary objective is to maximize stockholder value over the long term. Our Board of Directors believes that sound governance practices and policies provide an important framework to assist the Board in fulfilling its duty to stockholders. The Board reviews Zebra’s Corporate Governance Guidelines from time to time and modifies the Guidelines to reflect sound corporate governance policies and practices. Our Corporate Governance Guidelines are available on Zebra’s website at http://www.zebra.com under “About Zebra-Corporate Governance.”

Director Candidates and Diversity
The Nominating Committee of our Board of Directors is responsible for identifying individuals qualified to serve as directors, recommending candidates, and assisting the Board in discharging its responsibilities relating to the governance of Zebra.

Consideration of Board candidates typically involves a series of internal discussions, review of the qualifications of candidates, and interviews with selected candidates. In general, candidates for nomination to the Board are suggested by Board members or by management. The Committee has also utilized the services of a search firm to identify director candidates. The Committee will consider candidates suggested by stockholders. The Committee does not evaluate proposed candidates differently based on the source of the proposal. A stockholder seeking to recommend a prospective nominee for the Committee’s consideration should submit the candidate’s name and qualifications to Zebra’s Corporate Secretary at the following address: 475 Half Day Road, Suite 500, Lincolnshire, Illinois 60069. The Committee did not receive any stockholder suggestions for director candidates to be considered for election to the Board at the 2012 annual meeting. Stockholders who wish to nominate a director for election at an annual meeting of stockholders of Zebra must comply with our By-Laws regarding stockholder proposals and nominations.

The Nominating Committee considers a diverse set of criteria when evaluating Board candidates. The Committee believes that Board candidates must exhibit certain minimum characteristics: sound judgment and an even temperament, high ethical standards, and a healthy view of the relative responsibilities of a board member and management. Board members should be independent thinkers, articulate and intelligent, and have a commitment of time and attention to Zebra’s business. The Committee’s Charter also sets forth other criteria that the Committee considers important, including experience as a board member of another publicly traded company, experience in industries, global businesses or with technologies relevant to Zebra, accounting or financial reporting experience, meeting the independence standards for directors established by NASDAQ and the Securities and Exchange Commission, and race, gender, nationality and ethnicity of a candidate to support diversity. Finally, with respect to directors who may be nominated for re-election, the Committee may consider criteria such as whether the director represents stockholder interests in deliberations before the Board, demonstrates loyalty to Zebra, attends meetings regularly, keeps abreast of corporate and industry changes, prepares effectively for meetings with Board members and senior management, communicates effectively at Board and Committee meetings and with senior management, supports the deliberative process as a team member (e.g., courteous, respectful, constructive), challenges the Board and management to set and achieve goals, and/or possesses special characteristics that contribute to effectiveness as a Board member. Each year the Committee reviews the performance of current directors whose terms will expire at the upcoming annual meeting of stockholders, as well as the qualifications of any candidates for election to the Board.

Independence of Directors
Under our Corporate Governance Guidelines and NASDAQ listing standards, a majority of our directors must be independent. Under NASDAQ listing standards, a director does not qualify as independent unless the board affirmatively determines that the director has no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. NASDAQ listing standards also provide that a director is not independent if (1) the director has been employed by Zebra in the last three years; (2) the director or an immediate family member has received, during any 12-month period in the last three years, more than $120,000 in compensation from Zebra (other than director and committee fees and pensions or other forms of deferred compensation for prior service); (3) an immediate family member has been employed as an executive officer of Zebra in the last three years; (4) the director or an immediate family member is a partner, controlling stockholder, or an executive officer of an organization to which Zebra made, or from which Zebra received, payments for property or services in any of the years 2009, 2010, 2011 and 2012 that exceed the greater of 5% of the recipient's consolidated gross revenues for that year, or $200,000; (5) the director or an immediate family member is employed as an executive officer of another entity where at any time during the past three years any Zebra executive officer served (or serves) on the compensation committee of the other entity; or (6) the director or an immediate family member is a partner of a Zebra’s independent auditor or the director or an immediate family member was a partner or employee of Zebra’s independent auditor who worked on Zebra’s audit in 2009, 2010 or 2011.

In February 2012, the Nominating Committee reviewed the independence of all directors and reported to the Board. The Board determined that each of Richard Keyser, Andrew Ludwick, Ross Manire, Robert Potter, and Michael Smith has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each director, except Anders Gustafsson, our Chief Executive Officer, and Gerhard Cless, our Executive Vice President, is independent under NASDAQ listing standards. The Board also determined that each member of the Audit Committee meets the independence requirements under NASDAQ listing standards and the rules of the Securities and Exchange Commission; each member of the Compensation Committee meets the independence requirements under NASDAQ listing standards, the non-employee director requirements of the rules of the Securities and Exchange Commission and the outside director requirements under the Internal Revenue Code; and each member of the Nominating Committee meets the independence requirements under NASDAQ listing standards.

Communications with the Board
A stockholder who would like to contact our Board may do so by writing to our Secretary at 475 Half Day Road, Suite 500, Lincolnshire, Illinois 60069. Communications received in writing will be distributed to the appropriate members of the Board, depending on the content of the communication received.

Board Functions
One of the primary functions of a board of directors is to oversee senior management and the conduct of the business of the corporation, including holding the chief executive officer and senior management accountable for performance. Consequently, Zebra’s Board of Directors believes that at least a majority of the Board should be independent from management to provide an objective view and evaluation of management and business performance. A primary responsibility of Zebra’s Board is to select the Chief Executive Officer and, upon the recommendation of the CEO, to appoint other executive officers who report to the CEO. The Board also plans for succession to the position of CEO as well as certain other senior management positions. Other responsibilities of the Board include determining the compensation and benefits of the CEO, oversight of strategy and risk, approving material corporate policies and budgets, approving material investments, expenditures and transactions not in the ordinary course of business, ensuring the transparency of disclosures and financial controls, planning for and handling corporate crises, oversight of government and community relations, and setting an appropriate tone of integrity and compliance.

Board Leadership Structure
The independent members of a board may be led by an independent chairman of the board or, when the roles of the chairman and chief executive officer are combined, by an independent lead director. Zebra’s independent directors are led by Michael Smith, who serves as Chairman. Mr. Smith has served as a director since 1991 and as our Chairman since 2007 when our CEO, Anders Gustafsson, joined Zebra as successor to Edward Kaplan, Zebra’s co-founder and former Chairman and CEO. This structure allows Mr. Gustafsson to focus on strategic, operational, and financial matters necessary to operate Zebra’s business while Mr. Smith’s knowledge of, and experience with, Zebra and the operation and history of the Board allow Mr. Smith to provide an independent leadership that reflects his knowledge and experience. As Chairman, Mr. Smith presides at all meetings of stockholders and of the Board, including executive sessions of the whole Board and of the independent directors.

Committee Charters
Each of the three standing Committees of the Board periodically reviews the adequacy of its Charter, which sets forth the authority of the Committee and its duties and responsibilities. The Board reviewed and approved changes to the Committee Charters in 2011. A copy of each Committee Charter is available on Zebra’s website at http://www.zebra.com under “About Zebra-Corporate Governance.”

Access to Management and Advisers
Each director has access to the management of and advisers to Zebra. The Board and its Committees have the right to consult and retain independent legal, financial, accounting and other advisers, as they determine necessary or appropriate to carry out their duties, at the expense of Zebra.

Executive Sessions and Chairman
The Board and its Committees regularly meet in executive session with and without management. Chairman Michael Smith chairs executive sessions of the Board. Mr. Smith is a non-executive independent director whose duties include advising the CEO of matters discussed in executive sessions, where appropriate, as well as approving Board agenda items.

Limitation of Service on other Boards; Director Education; Retirement and Term Limits
Zebra’s Corporate Governance Guidelines limit to four the number of other for-profit boards on which a non-employee director may serve. Employee directors and executive officers are limited to service on the board of one for-profit entity other than Zebra, unless otherwise approved by the Chairman,. Zebra assists the Board by providing orientation for new directors and reimbursing the costs of continuing education programs. The Board does not endorse a mandatory retirement age, term limits, or automatic re-nomination to serve as a director. The Board believes that Board and Committee self-evaluation processes are the most effective means of determining whether a director should continue to serve as a director.

Director Compensation
The Compensation Committee periodically reviews the compensation of our directors. In 2010 the Committee conducted a peer group comparison of director compensation. At that time, the Committee approved and recommended to the Board for its approval, which the Board approved, a change in the compensation of non-employee directors. In 2011 the Committee again conducted a peer group comparison of director compensation. The Committee recommended to the Board, and the Board agreed, not to make any changes at that time to director compensation. For more information on director compensation, see “Director Compensation.”

Stock Ownership Guidelines
In 2010, the Compensation Committee approved Stock Ownership Guidelines for executive officers other than the CEO and the Board approved Stock Ownership Guidelines for the CEO and increased Guidelines for non-employee directors. The Guidelines began on January 1, 2011, and participants have a five-year period to satisfy the applicable minimum stock ownership level. The minimum stock ownership levels for participants are listed below:

				Number of
Covered Participant		Multiple of Pay		Shares
Chief Executive Officer	Lower of	4x annual base salary	or	100,000
Executive Vice President	Lower of	3x annual base salary	or	30,000
Senior Vice President	Lower of	2x annual base salary	or	20,000
Vice President	Lower of	1x annual base salary	or	10,000
Non-Employee Directors	Lower of	5x annual board cash retainer	or	10,000

A cap does not exist on the maximum value or number of shares that can be held by a covered participant.

Participants are required to retain a portion of the after-tax shares acquired upon exercise or vesting of an equity award until the minimum stock ownership level is satisfied. In February 2012, the Compensation Committee reviewed compliance with the Guidelines as of December 31, 2011. Each of our non-employee directors and executive officers either has already satisfied or is on track to satisfy within the five-year period the applicable stock ownership level. A copy of the Stock Ownership Guidelines is available on Zebra’s website at http://www.zebra.com under “About Zebra-Corporate Governance.”

Oversight of Risk Management
The goal of risk management is to provide reasonable assurance to our senior management and Board that a controllable risk will not have a material or significant adverse effect on Zebra. As set forth in our Corporate Governance Guidelines, the Board is responsible for the oversight of risk management. This responsibility is discharged primarily through the Audit Committee. The Audit Committee receives regular reports from a risk committee comprised of management employees regarding the identification and management of risk in our businesses. In addition, the Compensation Committee is responsible for the oversight of risk related to our compensation policies and practices. Both the Audit Committee and Compensation Committee give regular reports to the Board regarding their oversight roles and the directors regularly discuss significant risks facing Zebra. Management categorizes identified risks as strategic (such as product research and development, brand positioning, marketing and pricing), operational (such as distribution and logistics, and sales), financial (such as tax, accounting, information technology, and liquidity) or legal and compliance (such as governance, international trade, anti-bribery product compliance, international laws and regulations, and litigation) risk. Risks arising out of Zebra’s compensation policies and practices may, depending on the actions or behavior encouraged by a performance or similar goal, be categorized as a strategic, operational, financial or legal and compliance risk. Identified risks that may be controlled are then assessed by management in terms of impact on Zebra and likelihood of occurrence. Some risks, such as general economic conditions, are not controllable by management. Management conducts an annual assessment of the risks arising out of Zebra’s compensation policies and practices. Management reviewed each significant element of compensation for the purpose of determining whether that element of compensation, including any related performance goals and targets, encourages identifiable risk-taking behavior and whether any identified risks could have a material adverse effect on Zebra. As part of this review management considers whether a compensation plan is designed to mitigate or cap risk, including features such as compensation caps under our Zebra Incentive Plan and the use of return on invested capital performance targets to reduce incentive plan compensation if invested capital is not realizing minimum rates of return approved by the Compensation Committee. Management reviewed base salary, the 2011 Zebra Incentive Plan, equity awards granted under the 2006 Zebra Incentive Compensation Plan, prepared a report, and discussed its review and conclusions with the Compensation Committee. Based on this assessment, management has determined that our policies and practices are not reasonably likely to have a material adverse effect on Zebra.

Code of Business Conduct; Code of Ethics for Senior Financial Officers
Zebra has a Code of Business Conduct that applies to directors, officers and employees. We also have a Code of Ethics for Senior Financial Officers that applies to our CEO, Chief Financial Officer and Chief Accounting Officer. The Code of Business Conduct and Code of Ethics for Senior Financial Officers each address matters such as conflicts of interest, confidentiality, fair dealing and compliance with laws and regulations. Copies of the Code of Business Conduct and Code of Ethics for Senior Financial Officers are available on Zebra’s website at http://www.zebra.com under “About Zebra-Corporate Governance.”

Related-Party Transactions
Zebra has a written related-party transaction policy that may apply to any transaction, arrangement or relationship in which Zebra and any related person are parties. A related person includes our directors and executive officers, their immediate family members, entities in which a director, executive officer or immediate family member is a partner or has a 10% beneficial interest, and a beneficial owner of more than 5% of our common stock. Our General Counsel and Audit Committee administer Zebra’s policy, with the General Counsel first assessing whether a proposed transaction is subject to the policy. If the General Counsel determines that a proposed transaction is a related-party transaction, then the Chairman of the Audit Committee or the full Audit Committee will review the proposed transaction to determine if it should be approved. Under Zebra’s policy, all relevant available facts and circumstances are to be considered, including: (i) the benefits to Zebra; (ii) the impact on a director’s independence in the event that the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the related person’s interest in the transaction; (v) the terms of the transaction; and (vi) the terms available to unrelated third parties or to employees generally.

Compliance Reporting
Zebra maintains a compliance hotline and website for compliance reporting. The compliance hotline and website establish a confidential means for employees or other persons to communicate to management or the Board any concerns that they may have, including concerns regarding accounting, internal controls or audit matters or compliance with laws, regulations, policies or the Code of Business Conduct.

Stockholder Rights Plan
In 2002 Zebra entered into a Rights Agreement providing for a final expiration date of the rights on March 14, 2012. In February 2012 the Board determined that it would not take any action to extend Zebra’s Rights Agreement beyond the March 14, 2012 expiration date. Consequently, the rights have expired and no longer trade with the associated shares of common stock of Zebra.

Proposal 1

Election of Directors

The Board of Directors currently consists of seven directors, five of whom are independent under NASDAQ listing requirements, and two of whom are currently executive officers of Zebra. Each of the nominees for election as director currently serves as a director of Zebra.

Our Board of Directors is divided into three separate classes, with one class being elected each year to serve a staggered three-year term. The terms of the Class I Directors expire at the annual meeting, and three directors will be elected to serve for a three-year term expiring at the 2015 meeting and until their successors are elected and qualified. Our Nominating Committee has recommended, and our Board has approved, the nomination for election of Richard L. Keyser, Ross W. Manire and Dr. Robert J. Potter.

If at the time of the annual meeting any of the nominees is unable or declines to serve, the persons named in the proxy will, at the direction of the Board of Directors, either vote for the substitute nominee or nominees that the Board of Directors recommends or vote to allow the vacancy to remain open until filled by the Board. The Board has no reason to believe that any nominee will be unable or will decline to serve as a director if elected.

The Board of Directors recommends a Vote “FOR” the election of Richard L. Keyser, Ross W. Manire and Dr. Robert J. Potter to serve as Class I Directors of Zebra.

The following table sets forth information regarding the nominees for Class I Director and remaining directors. Included in this biographical information is information regarding certain of the experiences, qualifications, attributes, and skills that are relevant to each individual’s service as a director:

Name	Age	Position with Zebra	Director Since	Term Expires
Nominees
Class I Directors
Richard L. Keyser	69	Director	2008	2012
Ross W. Manire	60	Director	2003	2012
Dr. Robert J. Potter	79	Director	2003	2012

Continuing Directors
Class II Directors
Gerhard Cless	72	Director and Executive Vice President	1969	2013
Michael A. Smith	57	Director and Chairman	1991	2013

Class III Directors
Anders Gustafsson	51	Director and Chief Executive Officer	2007	2014
Andrew K. Ludwick	66	Director	2008	2014
____________________

Nominees for Class I Director
Richard L. Keyser has been a director since June 2008. Mr. Keyser spent much of his career at W.W. Grainger, Inc., an international distributor of maintenance, repair and operating supplies. In 2010, Mr. Keyser was honored as the National Association of Corporate Directors (“NACD”) 2010 Public Company Director of the Year. The NACD’s award criteria include an unwavering commitment to integrity, confidence, informed judgment, and performance. Mr. Keyser served as Chairman Emeritus of Grainger from 2009 to 2010. Previously, he served as Grainger’s Chairman from 2008 to 2009, as Chairman and Chief Executive Officer from 1995 until 2008, and President and Chief Operating Officer from 1994 to 1995. Prior to joining Grainger in 1986, he held positions at NL Industries and Cummins Engine Company. Mr. Keyser received a BS degree from the United States Naval Academy and an MBA degree from Harvard Business School. Mr. Keyser is a member of the Board of Directors and Human Resources Committee of the Principal Financial Group, Inc., a financial services firm. Mr. Keyser served as a director of the Rohm & Haas Company, a manufacturer of specialty chemicals, until 2009. Mr. Keyser serves as a trustee of the Shedd Aquarium, a director of the North Shore University Health System, a trustee of the Field Museum, and Chairman of the National Merit Scholarship Corporation. Mr. Keyser is a member of our Compensation Committee. Zebra’s primary means of selling its products is through distributors and resellers. Consequently, Mr. Keyser’s experience in and knowledge of these channels provides significant strategic and operational benefits to Zebra.

Ross W. Manire has been a director since 2003. He has served since 2002 as Chairman and Chief Executive Officer of ExteNet Systems, Inc., a wireless networking company Mr. Manire founded. Mr. Manire’s professional career includes serving as a partner in the Entrepreneurial Services Group at Ernst & Young, LLP, a leading accounting firm, from 1983 to 1989. Prior to joining ExteNet, Mr. Manire was President of the Enclosure Systems Division of Flextronics International, Ltd., an electronics contract manufacturer, from 2000 to 2002. He was President and Chief Executive Officer of Chatham Technologies, Inc., an electronic packaging systems manufacturer that merged with Flextronics, in 2000. Prior to joining Chatham, he was Senior Vice President of the Carrier Systems Business Unit of 3Com Corporation, a provider of networking equipment and solutions. He served in various executive positions with U.S. Robotics from 1991 to 1995, including Chief Financial Officer, Senior Vice President of Operations, and Senior Vice President of the Network Systems Division prior to its merger with 3Com. From 1989 to 1991, Mr. Manire was a partner in Ridge Capital, a private investment company. Mr. Manire holds a BA degree from Davidson College and an MBA degree from the University of Chicago. He is a member of the Board of Directors and Finance and Compensation Committees of The Andersons, Inc., a diversified business with interests in agribusiness, railcars and retailing. Mr. Manire is a member of our Audit and Nominating Committees. The Board and the Audit Committee benefit from his business, operational, accounting and financial knowledge and experience. For example, Mr. Manire’s experience with electronics contract manufacturing has proven important as Zebra initiated and completed its project to outsource printer manufacturing. Mr. Manire’s financial and accounting experience also facilitates the Board’s oversight of Zebra’s accounting, internal control and auditing functions and activities.

Dr. Robert J. Potter has been a director since 2003. Dr. Potter’s extensive business experience includes serving as an officer in, and consultant to, both industrial and service businesses. Since 1990, he has been President and Chief Executive Officer of R. J. Potter Company, a Dallas-area firm providing business and technical consulting. From 1987 to 1990, Dr. Potter was President and CEO of Datapoint Corporation, a leader in network-based data processing. Prior to Datapoint, Dr. Potter was Group Vice President of Nortel Networks, Senior Vice President of International Harvester, President of the Office Systems Division of Xerox and Research Manager of International Business Machines Corporation. He graduated Phi Beta Kappa from Lafayette College with a BS degree in Physics and holds a Ph.D. in optics from the University of Rochester, specializing in fiber optics. He is a fellow of the Optical Society of America and has written more than 50 articles for various scientific, technical and business publications, including the first description of optical character recognition in an encyclopedia. He is a member of the Board of Directors, Technology Committee, and Audit Committee of Molex, Incorporated, a designer, manufacturer and distributor of electronic, electrical and fiber optic interconnects, as well as switches and application tooling. Dr. Potter is on the Board of Trustees of the Illinois Institute of Technology. He is Chair of our Compensation Committee.

Continuing Directors
Gerhard Cless has devoted substantially his entire career to Zebra, a company which he co-founded in 1969. Mr. Cless is an engineer by training and has served as Executive Vice President of Zebra since 1998 and as a director since 1969. He served as Secretary of Zebra from its formation until 2005, and as Executive Vice President for Engineering and Technology of Zebra from 1995 to 1998, after having served as Senior Vice President of Engineering since 1969. Mr. Cless also served as Treasurer of Zebra from its formation until 1991. He has directed the development of numerous label printers based on various printing technologies and maintained worldwide technology/vendor relationships. Prior to founding Zebra, Mr. Cless was a research and development engineer with Teletype Corporation’s printer division. Mr. Cless received an MSME degree from Maschinenbauschule Esslingen in Germany, and did graduate work at the Illinois Institute of Technology. The Cless Technology Center, Zebra’s product development and research facility, is named in honor of Mr. Cless.

Anders Gustafsson became Chief Executive Officer and a director in 2007. Prior to joining Zebra, Mr. Gustafsson served as Chief Executive Officer of Spirent Communications plc, a publicly-traded telecommunications company, from 2004 until 2007. From 2000 until 2004, he was Senior Executive Vice President, Global Business Operations, of Tellabs, Inc., a communications networking company. Mr. Gustafsson also served as President, Tellabs International, as well as President, Global Sales, and Vice President and General Manager, Europe, Middle East and Africa. Earlier in his career, he held executive positions with Motorola, Inc. and Network Equipment Technologies, Inc. Mr. Gustafsson has an MS degree in Electrical Engineering from Chalmers University of Technology in Gothenburg, Sweden, and an MBA degree from Harvard Business School.

Andrew K. Ludwick has been a director since 2008. Mr. Ludwick has extensive experience in technology and start-up businesses, including serving as Chief Executive Officer of Bay Networks, Inc., a multi-billion dollar communications networking company, from 1994 to 1996, and Founder, President and Chief Executive Officer of SynOptics Communications, Inc., a communications networking company, from 1985 to 1994. He has been a private investor since 1997. Mr. Ludwick holds a BA from Harvard College and an MBA from Harvard Business School. He has served since 2008 as a member and chairman of the Board of Directors of Rovi Corporation (f/k/a Macrovision Corporation), a provider of technologies for the protection, enhancement and distribution of businesses’ digital goods. He is a member of our Audit Committee. The Board and the Audit Committee benefit from Mr. Ludwick’s extensive experience as an entrepreneur, manager and investor in technology businesses. Mr. Ludwick’s operational background provides the experience necessary to help the Board fulfill its oversight duties with regard to Audit Committee responsibilities and also to advise the Board and management on technology matters.

Michael A. Smith has substantial knowledge of Zebra and its industry, including prior service as a director of a public company in the automatic identification sector. He has served as a director of Zebra since 1991 and as Chairman since 2007. The Board and the Committees on which Mr. Smith serves also benefit from Mr. Smith’s experience and skills in financial services as well as from his 25 years of industry experience. Since 2000, he has served as Chairman and Chief Executive Officer of FireVision LLC, a private investment company that he founded. From 1998 to 1999, Mr. Smith was Senior Managing Director and head of the Chicago and Los Angeles offices of the Mergers & Acquisitions Department of NationsBanc Montgomery Securities and its successor entity, Banc of America Securities, LLC. Previously, he was Senior Managing Director and co-head of the Mergers and Acquisitions Department of BancAmerica Robertson Stephens; co-founder and head of the investment banking group, BA Partners, and its predecessor entity, Continental Partners Group; Managing Director, Corporate Finance Department, Bear, Stearns & Co.; and Vice President and Manager of the Eastern States and Chicago Group Investment Banking Division of Continental Bank. Mr. Smith graduated Phi Beta Kappa from the University of Wisconsin with a BA degree and received an MBA degree from the University of Chicago. Mr. Smith is a member of the Board of Directors of SRAM International Corporation, a global designer, manufacturer and marketer of premium bicycle components. Mr. Smith is a managing member of Blue Star Lubrication Technology LLC and Blue Star Lubrication Technology Investors LLC, a provider of industrial lubricants and greases. Mr. Smith is the Chair of our Audit and Nominating Committees and a member of our Compensation Committee. Mr. Smith is also a Board Leadership Fellow of the National Association of Corporate Directors, having completed NACD’s comprehensive program of study for experienced corporate directors.

Board and Committees of the Board

Our business is managed under the direction of our Board, which is kept advised of Zebra’s business through regular and special meetings of the Board and its Committees, written reports and analyses and discussions with the CEO and other officers.

During 2011, our Board met six times. All directors attended 75 percent or more of the meetings of our Board and standing committees on which they served in 2011. All directors are expected to attend our annual meeting. All directors attended the 2011 annual meeting of stockholders. Our Board has three standing committees, each of which is composed entirely of independent directors: the Audit Committee, the Compensation Committee, and the Nominating Committee.

The following table shows each Committee on which each director served, the Chairman of each Committee and the number of meetings held by each Committee.

Independent Director	Nominating	Compensation	Audit
Richard L. Keyser		Member
Andrew K. Ludwick			Member
Ross W. Manire	Member		Member
Dr. Robert J. Potter		Chair
Michael A. Smith	Chair	Member	Chair
Meetings in 2011	2	6	5

Audit Committee. The Audit Committee functions as the standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Our Board has determined that Mr. Manire is an “audit committee financial expert” as defined under Securities and Exchange Commission regulations. In addition to the Board’s determination that each member of the Committee meets the independence requirements under NASDAQ and rules of the Securities and Exchange Commission, each member of this Committee satisfies the NASDAQ requirements that no member have participated in the preparation of financial statements of Zebra or any current subsidiary of Zebra within the past three years and Mr. Manire meets the financial sophistication requirement established by NASDAQ. This Committee assists the Board in fulfilling its oversight functions with respect to matters involving the financial reporting, independent and internal audit processes, disclosure controls and procedures and internal control over financial reporting, and matters such as related-party transactions and risk management. The Committee is responsible for appointing, retaining, compensating, evaluating, and terminating, when appropriate, our independent auditor; reviewing and discussing with management and the independent auditor, Zebra’s annual and quarterly financial statements; and discussing policies with respect to risk assessment and risk management. The Committee has the authority to engage and determine funding for outside legal, accounting or other advisors.

Compensation Committee. The Compensation Committee determines the total compensation philosophy relating to our CEO and other executive officers and determines Zebra’s peer group for compensation purposes. The Committee oversees overall compensation corporate governance, the administration of Zebra’s short-term and long-term compensation plans and determines (or with respect to the CEO recommends to the Board) the total compensation and terms of employment for executive officers, including salary, short-term incentive targets, long-term incentive targets, performance goals and performance targets for both cash and equity awards, and the timing, terms and number of equity awards. The Committee also oversees Zebra’s Stock Ownership Guidelines for the non-employee directors and executive officers. The Committee has delegated to the CEO the right to grant a limited number of equity awards to non-executive officers between regular meetings of the Committee. The Committee also oversees the performance management and talent management processes used by Zebra and recommends to the Board the compensation of non-employee directors.

The Committee uses The Delves Group as its independent executive compensation consultant to provide competitive compensation data, analysis and guidance throughout the process of determining compensation for Zebra’s executive officers. The role of The Delves Group in determining executive compensation is further described below under “Compensation Discussion and Analysis – Executive Summary.” The Committee has the authority to engage outside legal counsel, tax and accounting, or other advisors.

Nominating Committee. The Nominating Committee identifies individuals qualified to be Board members, recommends director nominees, and assists our Board in discharging its responsibilities relating to corporate governance. For more information regarding the Nominating Committee, see “Corporate Governance.” The Committee has the authority to retain a search firm to identify director candidates and to engage outside legal counsel or other advisors.

Director Compensation

The Compensation Committee recommends to the Board the compensation of non-employee directors. When reviewing compensation, the Committee considers market data and historical practices. In 2010, the Committee engaged The Delves Group as its independent compensation consultant to conduct a thorough competitive analysis. The Committee reviews market data of publicly-traded companies viewed as comparable to Zebra. The peer companies used for non-employee director compensation were the same companies used when assessing executive officer compensation. In addition, the compensation information also consisted of data from surveys of general industry practices for similar sized companies from Culpepper and Associates, Inc., Radford (an Aon Hewitt Company) and the National Association of Corporate Directors. The compensation data indicated that the structure of our non-employee directors’ compensation required considerable change, with the market trending toward a retainer-driven package as opposed to a fee-driven package.

As a result of this review, the Committee recommended and the Board approved the following compensation for non-employee directors:

Annual Cash Retainer	$50,000 with the exception of Chairman Smith, whose annual cash retainer is $100,000
Annual Equity Retainer	Targeted $100,000 grant value with 50% of the grant value in the form of a stock grant and 50% in the form of stock appreciation rights
Additional Cash Fees	$2,000 for each in-person Board meeting in excess of five in-person Board meetings per year and $1,000 for each telephonic Board meeting in excess of two telephonic Board meetings per year.

The Committee also recommended and the Board approved the following compensation for service on committees of the Board:

Annual Cash Retainer for Committee Chair	$15,000 for the Compensation Committee Chair $15,000 for the Audit Committee Chair $8,000 for the Nominating Committee Chair
Annual Cash Retainer for Committee Members
  $10,000 for each Compensation Committee member who is not serving as Chair

  $10,000 for each Audit Committee member who is not serving as Chair

  $2,000 for each Nominating Committee member who is not serving as Chair

Cash Fees for Additional Committee Meetings
  $1,500 for the Chair and $1,000 for other committee members for each in-person committee meeting in excess of five in-person committee meetings per year with no additional fee for telephonic committee meetings.

In November 2011, the Committee re-engaged The Delves Group to update the competitive analysis for non-employee director compensation. The peer companies used for reviewing non-employee director compensation were the same companies used when assessing executive officer compensation. In addition, the competitive compensation information also consisted of data for similar size firms for general industry from the National Association of Corporate Directors. The Committee reviewed the analysis, which reflected data points at the 25th, 50th and 75th percentiles for retainers and meeting fees, and concluded the compensation for non-employee directors was appropriately aligned with the market data median.

Non-employee directors may participate in our non-qualified deferred compensation plan and our group medical and dental plans, and they are reimbursed for expenses incurred in attending Board and committee meetings. Neither Mr. Gustafsson nor Mr. Cless receives additional compensation for service as a director.

2011 Director Compensation
In May 2011, the Committee reviewed proposed 2011 annual grants with a targeted grant value of $50,000 in time-vested restricted stock and $50,000 in time-vested stock appreciation rights, each with a one-year cliff vesting schedule. The Committee discussed with The Delves Group current market practices regarding equity grants and vesting schedules for non-employee directors. The Committee recommended that the Board approve, in lieu of time-vested stock and stock appreciation rights grants, fully vested equity awards. The Board agreed with the Committee’s recommendation, and each non-employee director was granted 1,181 fully vested shares and 3,209 fully vested stock appreciation rights. The following table provides information regarding the compensation of our non-employee directors for 2011.

	Fees Earned	Stock
	or Paid	Awards ($)	Option/SAR	All other
Name	in Cash ($)	(1)	Awards ($) (1) (2)	Compensation ($)	Total ($)
Richard L. Keyser	61,000	50,027	40,658	0	151,685
Andrew K. Ludwick	60,000	50,027	40,658	0	150,685
Ross W. Manire	62,000	50,027	40,658	0	152,685
Robert J. Potter	66,500	50,027	40,658	0	157,185
Michael A. Smith	134,000	50,027	40,658	0	224,685

(1) On May 19, 2011, Messrs. Keyser, Ludwick, Manire, Potter and Smith were each granted an award of 1,181 shares of common stock and an award of stock appreciation rights for 3,209 shares of common stock. Each stock appreciation rights award has a ten-year term, and a base price of $42.36 (the closing price of our common stock on the grant date). All of the 2011 equity awards to directors were fully vested upon grant. The amounts in the table represent the aggregate grant date fair value for these awards computed in accordance with Financial Accounting Standards Codification 718, Compensation – Stock Compensation. Please see Note 16, “Equity-Based Compensation,” of Zebra’s consolidated financial statements included in Zebra’s Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of assumptions made in calculating grant date fair value.

(2) As a result of the Board approving fully vested stock appreciation rights awards, the grant date fair value of these awards was approximately $10,000 less than the initially targeted $50,000 grant value. As of December 31, 2011, each non-employee director held unexercised stock options and stock appreciation rights representing the right to acquire the following number of shares of Zebra common stock: Mr. Keyser: 33,209; Mr. Ludwick: 39,209; Mr. Manire: 29,209; Dr. Potter: 29,209; and Mr. Smith: 29,209.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth below. Based on its review and discussion with management, the Compensation Committee has recommended to Zebra’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Zebra’s Annual Report on Form 10-K for the year ended December 31, 2011.

Compensation Committee

Robert J. Potter, Chair

Richard L. Keyser

Michael A. Smith

Compensation Discussion and Analysis – Executive Summary

Our Compensation Discussion and Analysis focuses upon Zebra’s total rewards philosophy, the role of the Compensation Committee (for purposes of the Compensation Discussion and Analysis section, the “Committee”), total compensation components, market and peer group data, and the approach used by the Committee when determining each element of the total compensation package inclusive of base pay, short-term and long-term incentive pay, benefits and employment agreements for our executive officers.

For 2011, the following executive officers’ compensation is disclosed and discussed in this proxy statement (the “named officers”):

  Anders Gustafsson, Chief Executive Officer

  Michael C. Smiley, Chief Financial Officer

  Philip Gerskovich, Senior Vice President, New Growth Platforms

  Hugh K. Gagnier, Senior Vice President, Global Operations

  Michael H. Terzich, Senior Vice President, Global Sales and Marketing

Pay for Performance
Zebra’s total rewards program is designed to align our business strategy with increasing stockholder value. An important aspect of the compensation philosophy and programs is to pay competitively as well as reward for performance of the company. Base pay, annual incentive and long-term equity components are determined through a pay for performance approach, targeted at market median when target performance goals are achieved. Superior performance can result in above median pay when the attainment of financial and individual goals is exceeded.

In addition to utilizing a peer group to help determine compensation levels for executives, the Committee annually evaluates the financial performance of Zebra against the companies in that peer group (identified in the “Compensation Discussion and Analysis” below) in the financial dimensions of one and three year revenue growth, one and three year net income change, annual net profit margin, one and three year earnings per share change, return on equity, return on assets, return on invested capital, price/earnings ratio, and one, three and five year total stockholder return (“TSR”). This analysis was provided by The Delves Group, and is used in determining appropriate levels of pay for executive officers, including the CEO.

Based on the results of this analysis, the Committee felt there is a good correlation between executive pay and company performance as compared to the peer group. The 2011 CEO actual pay was used for the Zebra positioning, while many of the peer groups had not yet disclosed 2011 pay. We believe that once updated information is utilized, the correlation will continue to remain strong.

Stockholders Approve Compensation of Zebra’s Named Officers (Say-on-Pay)
At Zebra’s 2011 annual meeting, we conducted a stockholder advisory vote regarding the compensation of executive officers as disclosed in the 2011 proxy statement. Zebra’s Board of Directors recommended that stockholders approve the compensation of the executive officers identified in the 2011 proxy statement. The proposal was approved by 89.4% of the votes cast for or against the proposal.

In November 2011, the Committee discussed the results of the 2011 stockholder advisory vote. The Committee did not believe any changes to compensation were required or should be considered as a result of the favorable stockholder vote. Although the results of the advisory vote were positive, we continue to focus our attention on alterations to our total rewards programs to balance our total rewards strategy with Zebra’s business strategy and stockholder expectations. A few key changes are highlighted as follows:

  We increased the Stock Ownership Guidelines for non-employee directors and implemented Stock Ownership Guidelines for all executive officers effective January 1, 2011 (a copy of the Stock Ownership Guidelines is available on Zebra’s website at http://www.zebra.com under “About Zebra-Corporate Governance”).

  Stockholders approved the 2011 Long-Term Incentive Plan at the 2011 annual meeting. We designed this plan to include current stockholder-expected and market-competitive practices, such as removal of share-recycling provisions and inclusion of a “double trigger” requirement for accelerating awards in the event of certain changes in control of Zebra.

  Stockholders approved the 2011 Short-Term Incentive Plan at the 2011 annual meeting. We designed this plan to include current stockholder-expected and market-competitive practices, such as separating our short-term awards and plan from our long-term awards and plan, thus allowing each plan to focus separately on aligning compensation practices with either short-term or long-term strategic goals.

Stockholders Approve Annual Advisory Vote on Compensation of Named Officers (Say-on-Frequency)
At Zebra’s 2011 annual meeting, we conducted a stockholder advisory vote regarding whether to conduct a stockholder advisory vote on the compensation of named officers every one, two or three years. Zebra’s Board of Directors recommended an annual advisory vote, and 86.5% of the votes cast for an annual, biennial or triennial advisory vote were cast for an annual advisory vote.

After considering the results of the stockholder vote, the Board approved that Zebra hold an annual stockholder advisory vote on the compensation of our named officers. The next stockholder advisory vote on the frequency of stockholder advisory votes on named officer compensation is anticipated to be held in 2017.

Stockholders Approve Three Compensation Plans
At Zebra’s 2011 annual meeting, our Board of Directors recommended and our stockholders approved the 2011 Zebra Technologies Corporation Short-Term Incentive Plan (94.4% of the votes cast for or against the plan), 2011 Zebra Technologies Corporation Long-Term Incentive Plan (85.7% of the votes cast for or against the plan), and 2011 Zebra Technologies Corporation Employee Stock Purchase Plan (98.0% of the votes cast for or against the plan).

Zebra Financial Performance – In 2011, Zebra delivered record financial results, with key financial results highlighted below and as described in further detail within our annual report:

  Earnings per Share (Diluted) from Continuing Operations – Increased to $2.40 per share in 2011 compared with $1.82 per share in 2010.

  Sales – Net sales for 2011 increased by 10.0% over 2010, driven by a broad-based increase in demand for Zebra products, the global economic recovery and our strategic initiatives. Net sales increased in all geographic territories.

  Operating Income from Continuing Activities – Operating income for 2011 increased by 23% over 2010, driven by higher volume, effective cost control, and favorable foreign currency movements.

  Return on Invested Capital – Our return on invested capital of 30%, which compared to Zebra’s cost of capital of approximately 10%, indicates a favorable net return on capital.

Independent Compensation Committee
Only independent directors served on the Compensation Committee during 2011. Dr. Potter is the Chair of the Compensation Committee, and Messrs. Keyser and Smith are members. None of them has ever been an officer or other employee of Zebra.

Independent Compensation Consultant
The Committee engaged The Delves Group as its independent executive compensation consultant to provide competitive compensation data, analysis and guidance when reviewing and setting our non-employee director compensation and in designing our overall executive officer compensation program. The Delves Group exclusively provides executive and director compensation consulting services to the Committee and did not provide any other services to Zebra in 2011.

Named Officer Compensation, Guiding Principles and Other Committee Actions – In addition to the programs described above and after conducting a review of market data and considering our total rewards philosophy and additional corporate governance matters, the Committee took the following actions in 2011:

  Approved a base salary increase for each named officer.

  As a result of exceeding the 2011 operating income performance target, approved annual short-term incentive award amounts for each named officer that exceeded target incentive amounts.

  Approved performance-vested restricted stock awards and time-vested stock appreciation rights and restricted stock awards for each named officer, balancing reward and retention with alignment of named officer and stockholder interests.

  Enhanced our overall pay philosophy by approving a total rewards philosophy that focuses on the overall employment value proposition.

  Implemented stock ownership guidelines for executive officers and increased stock ownership guidelines for non-employee directors.

  Approved a revised Committee charter that, among other things, references the independence requirements for Committee members required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and specifically added responsibilities such as developing the executive officer compensation philosophy, performing the peer group analysis for compensation purposes, and evaluating the achievement of performance targets.

Compensation Discussion and Analysis

Our Total Rewards Philosophy
Zebra’s total rewards program is designed to align our business strategy with increasing stockholder value. Created with all employees in mind, our philosophy was significantly enhanced in 2011 to provide a holistic approach containing five inter-related dimensions that focus on the overall employment value proposition. Our total rewards approach contains features to attract the best employees, keep them engaged and motivated, provide a learning foundation to develop them, provide a variety of programs that support and facilitate success at work and in their personal life, and reward them for achieving or exceeding desired results.

Total Rewards Component	Purpose of Component
Benefits	To attract and retain employees by providing competitive health, welfare and retirement benefits packages in order to maintain their overall health.
Compensation	Described below under Our Total Compensation Components.
Development and Career	To attract, retain, develop and motivate employees by providing a learning foundation that allows employees to take charge of their career in support of business requirements.
Performance and Recognition	To attract, retain, motivate and reward employees for achievements that meet and surpass expectations.
Work-Life and Well-Being	To attract and retain employees by providing programs that actively support and facilitate employees to achieve success at work and home through good health and wellness.

Although the Compensation Discussion and Analysis focuses on total compensation, we believe Zebra’s total rewards approach supports our objectives in order to further:

  Increase stockholder value through long-term stock price growth and other financial measures.

  Facilitate the delivery of the highest quality goods and services to our customers.

  Encourage our employees to take actions that balance short-term achievements with long-term success.

  Attract, retain, motivate, develop and reward the highest performing employees who contribute to our success.

Role of Our Compensation Committee
The Committee assists the Board with its responsibilities regarding the total compensation of our executive officers and non-employee directors by overseeing our compensation and benefit programs. The Committee fulfills its responsibility by:

  Reviewing our total rewards philosophy annually to ensure the components align with the objectives of our total rewards philosophy.

  Seeking the counsel of our management team and advisors, such as that of a compensation consultant, for input and guidance.

  Reviewing its charter annually to ensure its actions align with its responsibility delegated by the Board.

  Fulfilling its responsibilities identified in its charter using a sound corporate governance approach that balances an appropriate level of risk tolerance with a total rewards philosophy.

Our Total Compensation Approach
In designing and implementing our total compensation program, we are guided by market data of a peer group of publicly-traded companies which our Committee views are comparable to Zebra, being of a similar size and complexity in the technology industry. This peer group information is supplemented by data from surveys of general industry practices for similar size firms. These surveys include a proprietary survey from The Delves Group, the Radford Executive Survey and the Watson Wyatt CompQuest Database. Specific to the compensation of our executive officers, the Committee engaged The Delves Group to provide competitive compensation data, analysis and guidance in setting 2011 compensation component levels for our executive officers and in developing the design of our executive officer compensation program.

Our Total Compensation Components
Our total compensation program includes four components: base salary, annual incentive, long-term equity and employee benefits. Each component serves a particular purpose and, therefore, each is considered independent of the other components, although all four components combined provide a holistic total compensation approach within our overall total rewards philosophy in order to attract, retain, motivate, develop and reward our employees. For 2011, the Committee determined each executive officer’s compensation component levels by comparing each total compensation component to market data reflective of that compensation component, but did not use a targeted pay mix to allocate total compensation among these components.

The base salary, annual incentive and long-term equity components are determined through a pay-for-performance approach, targeted at market median when target performance goals are achieved, and can result in superior pay when superior performance goals are achieved. Actual compensation varies based upon the attainment of financial and individual performance goals, as well as each executive officer’s position, responsibilities and overall experience. Employee benefits are designed with features that align with market median program offerings. The following table describes the purpose of each component and how that component is related to our pay-for-performance approach and budget:

Compensation Component	Purpose of Compensation Component	Compensation Component in Relation to Performance and Budget
Base salary	To attract and retain employees by compensating them for the primary functions and responsibilities of the position.	The base salary increase an employee receives depends upon the employee’s individual performance, and the employee’s displayed skills and competencies, all established within the overall salary budget.
Annual cash incentive awards	To attract, retain, motivate and reward employees for achieving or surpassing key target performance goals at Zebra, business unit and individual levels.	Financial and individual performance determines the actual amount of the employee’s target annual cash incentive award. Award amounts are “self-funded” because they are included in the financial performance results when determining actual financial performance.

Long-term equity awards	To attract, retain, motivate and reward top talent for the successful creation of stockholder value.	The employees’ past performance and future potential determines the amount of equity granted to them, established within an equity grant budget. Additionally, the collective performance of our employees to attain our financial goals is one of many factors influencing stock price growth resulting in wealth creation.
Employee benefits	To attract and retain employees by providing them with a competitive health, welfare and retirement benefits package in order to maintain their overall health and well-being.	Established within the overall employee benefit budget.

Role of Performance Management Process and Talent Management Review on Total Compensation
Our annual performance management process and the results of our annual talent management review are important aspects of the Committee’s determination of compensation component levels for our executive officers. Individual performance criteria and an executive officer’s talent assessment consist of a combination of objective and subjective criteria. Individual performance goals were established for all executive officers in 2011 and final evaluations were conducted in early 2012 under our annual performance review process.

Performance Management Process: At the beginning of the calendar year, Mr. Gustafsson meets with each executive officer and discusses the executive officer’s individual performance goals for the year. Mr. Gustafsson presents each executive officer’s individual performance goals to the Committee for approval. The Board of Directors and Mr. Smith, its Chairman, work with Mr. Gustafsson to establish Mr. Gustafsson’s individual performance goals for the year, though Mr. Gustafsson’s performance goals for the year are not given any incentive weight within our short-term or long-term compensation programs. After the year ends, Mr. Gustafsson evaluates each executive officer’s performance, including determining the extent to which the executive officer’s individual performance goals are met, and presents his assessment to the Committee for their concurrence regarding goal attainment. The Board has an annual formal evaluation process through which it assesses the performance of Mr. Gustafsson, including determining the extent to which Mr. Gustafsson’s individual performance objectives are met. Chairman Smith and Messrs. Ludwick and Manire communicated the results of the Board’s evaluation to Mr. Gustafsson; Mr. Gustafsson communicated the results of the Committee’s discussion to each executive officer. The performance evaluations are conducted on a subjective basis without any pre-assigned weighting on any particular factor, taking into account other factors such as:

  Performance of daily responsibilities;

  Advancement and support of strategic business initiatives;

  Particular or general contributions to the overall management of Zebra; and

  Display of behaviors against our company values.

Talent Management Review: After completing the annual performance evaluations, Mr. Gustafsson presents an overall talent management review to the Board, discussing the past performance and future potential of each executive officer and each of their direct reports, including a discussion of key skills, competencies, developmental opportunities and succession plans.

The talent management review discussion and the performance evaluation of each executive officer were considered in conjunction with other factors discussed below in determining 2011 total compensation.

Establishing Our Total Compensation Component Levels
In determining the target compensation of our executive officers, the Committee considers several factors, including market compensation benchmarking. In the fourth quarter of 2010, the Committee engaged The Delves Group to collect and analyze compensation data for our executive officers and assess their compensation relative to individuals holding similar positions in technology and other industries in preparation for 2011 total compensation planning. The compensation data sources used by The Delves Group consisted of a proprietary survey from The Delves Group (reflecting data taken from national companies with revenues less than $3 billion), the Radford

Executive Survey (reflecting data taken from high-technology companies with revenue between $500 million and $2 billion) and the Watson Wyatt CompQuest Database (reflecting data taken from U.S. manufacturing companies with revenues between $500 million and $2 billion), as well as compensation data from our peer group, and represented market-based compensation data for base salaries, annual cash incentive awards and long-term equity awards for executive officers.

The Delves Group also guided Zebra management through a comparative assessment of Zebra’s peer group, including revenue, net income, net profit margin, market value, and one- and three-year total stockholder return. Zebra management presented to the Committee and the Committee, Zebra management and The Delves Group discussed key findings regarding the current peer group as well as key findings of other companies that the Committee may consider in the future as peers for total compensation assessment. The Committee determined the peer group, consisting of 22 peer companies based on companies of similar size and complexity, as guided by one or more of the following criteria, and made no additions or subtractions in 2011 from the peer group assessed in 2010, as reflected in the table below:

  Sales range of one-half to two-times that of Zebra;

  Similar market capitalization to Zebra;

  Similar business model to Zebra;

  Global reach;

  Industry match to Zebra; and/or

  Products of a similar technical nature.
Zebra’s Peer Group
Ariba, Inc.	Intermec, Inc.	PowerWave Technologies, Inc.
Arris Group, Inc.	Itron, Inc.	ScanSource, Inc.
Brady Corp.	KLA-Tencor Corp.	Teradata Corp.
Checkpoint Systems, Inc.	LAM Research Corp.	Teradyne, Inc.
Ciena Corp.	Lexmark International, Inc.	Trimble Navigation, Ltd.
Coherent, Inc.	Logitech International	Waters Corp.
Electronics for Imaging, Inc.	NCR Corp.
FLIR Systems, Inc.	Polycom, Inc.

Base Salary: Joanne Townsend, our Vice President, Human Resources, and Mr. Gustafsson review and discuss each executive officer’s base salary (other than that of the CEO), taking into consideration objective and subjective criteria, including individual performance, the relative position of the base salary in relation to the median-market data, executive experience levels, general labor market conditions, and our overall salary budget. After receiving the recommendations of Ms. Townsend and Mr. Gustafsson, the Committee reviews and establishes the base salaries of the non-CEO executive officers annually, relying upon the same objective and subjective information assessed by Ms. Townsend and Mr. Gustafsson.

The Committee also reviews similar objective and subjective criteria annually to recommend to the Board the base salary for Mr. Gustafsson. The Committee believes it is customary and appropriate that our CEO’s base salary, cash incentive award and equity compensation are greater than that of the other Zebra executive officers. Our CEO is the only executive with broad authority over Zebra’s full range of operations and with responsibilities encompassing all aspects of Zebra’s management and operations. These responsibilities are greater in scope and collectively more significant in nature than those of any other Zebra executive officer.

For 2011, The Delves Group presented market compensation data at the median and 75th percentile levels. This market compensation data were presented as a market consensus (straight average of all sourced market data) for each executive officer, including Mr. Gustafsson. The market compensation data indicated our executive officers’

base salary compensation, not including Mr. Gustafsson, ranged from 11% below to 58% above market median, and as a collective group averaged 11% above market median. The market data indicated that Mr. Gustafsson’s base salary compensation was 8% above market median.

The Committee reviewed the market data, discussing each executive officer’s performance while assessing each executive officer’s base salary in comparison to the market data. The Committee noted that all employees, inclusive of executive officers, did not receive a salary increase in 2009 and received a salary increase in 2010 reflective of a one-year increase instead of a two-year make-up equivalency increase, and that Mr. Gustafsson’s base salary had been adjusted only once since he was hired in September 2007. In addition, the Committee noted that the base salary of our Chief Financial Officer, Mr. Smiley, was significantly below market given Mr. Smiley’s responsibility for financial operations and reporting obligations of Zebra, as well as Zebra’s global information technology function. All other named officers’ base salary adjustments aligned within Zebra’s standard merit increase percentage guidelines used for all employees.

Named Executive Officer	2010 Salary	2011 Salary	Percentage Increase	Effective Date
Anders Gustafsson	$750,000	$775,000	3.3%	3/28/2011
Michael C. Smiley	$320,000	$339,000 $360,000	6.0% 6.1%	3/28/2011 8/1/2011
Phillip Gerskovich	$386,000	$394,000	2.1%	3/28/2011
Hugh K. Gagnier	$350,000	$362,600	3.6%	3/28/2011
Michael H. Terzich	$317,000	$328,000	3.5%	3/28/2011

Annual Cash Incentive Awards: Each executive officer has a target annual cash incentive award, which is established by the Committee and set as a percentage of base salary. For 2011, The Delves Group presented market compensation data at the median and 75th percentile levels. This market compensation data were presented as a market consensus (straight average of all sourced market data) for each executive officer, including Mr. Gustafsson. The market data indicated our executive officers’ incentive target compensation as a percentage of base salary, not including Mr. Gustafsson, ranged from 13 percentage points below to 4 percentage points above market median, and as a collective group averaged 6 percentage points below market median. The market data indicated that Mr. Gustafsson’s annual target incentive was 5 percentage points above market median.

The Committee reviewed the market data, noting that the target annual cash incentive award percentages for each of the executive officers were generally appropriate for each of their positions. As a result, the 2011 target annual cash incentive percentages for named officers remained the same as in 2010 and were established as follows: Mr. Gustafsson - 100%; Mr. Smiley - 55%; Mr. Gerskovich - 50%; Mr. Gagnier - 50%; and Mr. Terzich - 50%.

The target annual cash incentive awards that would be payable to each executive officer is calculated as a percentage of the officer’s eligible compensation defined as base salary in effect during the calendar year, pro-rated to reflect base salary adjustments throughout the calendar year.

2011 Annual Cash Incentive Plan: Each of our executive officers participated in the 2011 Zebra Incentive Plan (“ZIP”), which provided for an annual cash incentive award based on the achievement of financial and individual performance goals during 2011.

Initial Financial Performance Goal for Section 162(m) Purposes: To satisfy the performance-based compensation conditions of Section 162(m) of the Internal Revenue Code, the ZIP contained an initial financial performance goal for executive officers. This goal was positive Zebra income from operations and which was applied before any additional financial or individual performance goals were applied. The ZIP award amount for the Chief Executive Officer could not exceed 1.5% of Zebra income from operations or exceed 0.5% of Zebra income from operations for each of the other executive officers.

Financial Performance Goals: Additional financial performance goals were established for the purpose of exercising negative discretion under IRS Section 162(m). 2011 Zebra income from operations was established as a financial goal with specific performance targets to be met for threshold, target and maximum payouts. The threshold and maximum performance payout percentages were 50% and 200%, respectively. Achievement below the threshold would result in a 0% payout percentage. Income from operations represented 100% of Mr. Gustafsson’s and 80% of each of the other executive officer’s 2011 target annual cash incentive award.

In addition, the financial performance component of each executive officer’s 2011 annual cash incentive was subject to a return on invested capital (“ROIC”) modifier. If the ROIC target were achieved, the financial performance component would not be modified. If the ROIC target were exceeded, the financial performance component would be increased by 20%. If the ROIC target were not achieved, the financial performance component would be reduced by 20%, 40% or 100% depending upon the level of achievement in relation to the target. The ROIC modifier does not increase the financial performance component of the incentive award beyond a maximum 200% award payment for the financial performance component.

Individual Performance Goals: With the exception of Mr. Gustafsson whose 2011 ZIP annual cash incentive award is subject solely to the financial performance goals described above, each executive officer’s 2011 annual cash incentive award also included the achievement of individual performance goals. These goals varied by executive officer as approved by the Committee. Mr. Gustafsson presents his performance assessment and proposed incentive award recommendations to the Committee for their concurrence regarding goal attainment and approval of ZIP award amounts. The individual performance goals represented 20% of each executive officer’s 2011 target cash incentive award (other than Mr. Gustafsson).

The 2011 financial performance goals and performance targets, as well as the threshold, target, maximum and actual results are reflected in the following three tables:

Definitions and Targets of Financial Goals

Performance Measure	Definition	2011 Target	2011 Actual Payout Percentage
Income from Operations	Income from operations for the applicable period, adjusted to remove non-recurring charges and acquisitions of the Company, as applicable. [1]	$174,800,000	136.5%
Return on Invested Capital	Net Operating Profit After Tax (NOPAT) for 2011 divided by Invested Capital where (a) NOPAT = Income from Operations x (1-budgeted tax rate) and (b) Invested Capital = total assets, less cash and cash equivalents, current and long-term investments and marketable securities, and non- interest-bearing current liabilities, and which is calculated as the average Invested Capital reflected on five balance sheets (end of Q4 2010 and each of Q1-Q4 2011).	13.50% to 16.50%	1.2 modifier
____________________

[1]

Non-recurring charges specifically include such expense items as (i) one-time charges, non-operating charges or expenses incurred that are not under the control of operations management, as determined by the Committee; (ii) restructuring expenses; (iii) exit expenses; (iv) integration expenses; (v) Board of Directors project activities (e.g., director searches); (vi) gains or losses on the sale of assets; (vii) acquired in-process technology; (viii) impairment charges; or (ix) changes in GAAP. The above list is not exhaustive and is meant to represent examples of the kind of expenses typically excluded from the calculations of Income from Operations. Acquisitions: generally, for the first quarter beginning at least six months after an acquisition closes, the financial targets will be adjusted to incorporate the acquired company’s budget or financial plan. The reported financial performance will also be adjusted to include the acquired company’s actual performance for the first quarter beginning at least six months after an acquisition closes.

Financial Performance Levels Required to Receive a Cash Incentive Award
as a Percent of Target Performance

Performance Measure	Performance Threshold	Performance Target	Performance Maximum
Income from Operations	Performance: 75% of performance target Award 50% of target incentive	Performance: 100% of performance target Award 100% of target incentive	Performance: 115% of performance target Award: 200% of target incentive
Return on Invested Capital	Performance at 9.00-10.99% or 11.00-13.49% reduces financial component of award by 40% and 20%, respectively	Performance 13.50-16.50% Financial component of award unchanged	Performance: Above 16.50% Award: Financial component of award increased by 20%

Performance below 75% of operating income target (i.e., threshold performance) results in a 0% payout and performance below the 9.00% ROIC performance target results in a 100% reduction to the financial component portion of the 2011 target cash incentive. Performance between the stated performance levels is interpolated on a straight line basis.

2011 Cash Incentive Award

Named Officers	Minimum	Target	Maximum	Actual Award As a Percent of Eligible Compensation	Actual Award
Anders Gustafsson	0%	100%	200%	163.8%	$1,259,802
Michael C. Smiley	0%	55%	110%	85.82%	$294,754
Philip Gerskovich	0%	50%	100%	75.52%	$296,142
Hugh K. Gagnier	0%	50%	100%	78.52%	$282,410
Michael H. Terzich	0%	50%	100%	78.02%	$253,907

The amount of each of the named officers’ actual incentive award under the 2011 ZIP depended upon the level of attainment of his financial and, if applicable, individual performance goals for the year. For Mr. Gustafsson, Mr. Smiley, Mr. Gerskovich, Mr. Gagnier and Mr. Terzich, the incentive award amounts are above target incentive amounts because our 2011 operating income was 105.5% of the target, which resulted in a payout percentage of 136.5% of the financial component of each named officer’s target incentive. In addition, our ROIC for 2011 exceeded the 16.5% target, which resulted in the financial component portion of each target incentive being increased by 20%.

Long-Term Equity Awards Component: The Committee believes it is important that all of our executive officers are incented to create stockholder value over a long-term investment horizon. With the assistance of The Delves Group, which provided market compensation data from our peer group and the general industry regarding the level and mix of equity awards, we shifted our focus a few years ago from providing only stock options to using a variety of equity vehicles. Over the past few years we have adjusted the equity vehicle and corresponding weights to improve alignment with Zebra’s business strategy to allow us to develop compensation packages based upon changing business conditions and accounting practices in order to attract, retain, motivate, develop and reward our employees.

2011 Long-Term Incentive Equity Grant: For 2011, The Delves Group presented compensation market data for the median and 75th percentile levels, and included equity pay mix and prevalence data, and current and 3-year burn rates and overhang analyses. This market compensation data was presented as a market consensus (straight average of all sourced market data) for each executive officer, including Mr. Gustafsson. The market data reflected that our executive officers’ equity compensation from the 2010 annual grant, not including Mr. Gustafsson, ranged from 19% below to 30% above market median, and as a collective group averaged 4% above market median. Utilizing The Delves Group information for the executive officers as a guide, and with a desire to establish long-term incentive target percentages for the executive officers in order to establish internal alignment for long-term incentive opportunity for the attainment of the long-term strategic goals, Mr. Gustafsson recommended to the Committee, and the Committee approved, long-term incentive target percentages for the executive officer levels. Positions at the senior vice president level (e.g., Messrs. Smiley, Gagnier, Gerskovich and Terzich) have a target long-term incentive opportunity of 150% of base salary. The target opportunity is based upon each executive officer’s base salary in effect immediately prior to their 2011 merit salary adjustment. A long-term incentive opportunity pay range was then established around the target percent, with the minimum equating to 50% of the target and the maximum equating to 150% of the target to be used as a guideline for each executive officer level. Mr. Gustafsson could also recommend no equity grant to an officer based upon market conditions and/or an executive officer’s individual performance. This new approach simplified the grant process, balanced external market data with internal alignment opportunity, and allowed for the executive officers to be eligible to receive a grant using the approach already in existence for all other eligible employee participants within Zebra. For Mr. Gustafsson, The Delves Group recommended a similar approach, with a target long-term incentive opportunity at 300% of base salary with a long-term incentive opportunity range of 50% of target as a minimum and 150% of target as maximum guideline. The Board could also provide for no equity grant to Mr. Gustafsson based upon market conditions and/or Mr. Gustafsson’s performance.

Using these long-term incentive target percentages and corresponding equity pay ranges, Mr. Gustafsson reviewed each executive officer’s long-term incentive opportunity converted to a dollar value, then recommended a total equity award dollar value for each executive officer in 2011, except for himself. The Committee considered the same factors, including Mr. Gustafsson’s recommendations, before making its final equity grant determination. For all executive officers other than Mr. Gustafsson, the equity grant dollar value approved by the Committee fell within the long-term incentive opportunity range guidelines for each executive officer. The 2011 actual grant date fair value awards ranged between 60% of target to 117% of target for that executive officer’s position, with all executive officers combined, excluding Mr. Gustafsson, averaging 98% of target long-term incentive award opportunity.

With respect to Mr. Gustafsson’s total equity award dollar value in 2011, the Committee consulted with The Delves Group and considered factors similar to those considered when determining the total equity award dollar values for the other executive officers. The Committee recommended to the Board, and the Board approved a 2011 equity grant to Mr. Gustafsson equal to 109% of his target long-term incentive award opportunity. Mr. Gustafsson’s 2011 equity grant was significantly lower in grant value than his 2010 equity grant because the 2010 grant was a special award intended to (1) provide a significant long-term incentive tied directly to achievement of Zebra’s strategic plan approved by the Board in 2010; (2) provide a significant potential upside rewards for achieving the strategic plan and significantly increasing Zebra’s stock price; and (3) serve as a retention vehicle.

For 2011, the Committee determined an equity grant dollar value for each executive officer, including Mr. Gustafsson, and converted that value to a number of shares as reflected below. This award was granted in the form of performance-vested restricted stock, time-vested stock appreciation rights and time-vested restricted stock, allocated at approximately one-third of the overall grant value to each of these equity grant vehicles.

All 2011 performance-vested restricted stock grants have a performance goal which is compounded annual growth rate of total net sales (“CAGR”) over the three-year performance period ending December 31, 2013. Achievement of an implied CAGR at the three-year target rate in any of 2011, 2012 or 2013 would result in the “banking” of one-third of the target number of shares for that year. At the end of the three-year performance period, the number of shares of restricted stock that would vest is based upon the greater of either the sum of the banked shares or the attainment of the target CAGR as set forth in the table below:

	Below Threshold	Performance Threshold	Performance Target	Performance Maximum
Restricted Stock Vested Percentage	0%	50.00%	100.00%	150.00%

In addition, if the number of the vested shares exceeds zero, then the number of shares will be subject to a ROIC modifier established in a series of ranges. If the ROIC target range is achieved, the number of shares will not be modified. If the ROIC target range is exceeded, the number of shares will be increased by 20%. If the ROIC target range is not achieved, the number of shares will be reduced by 20% or 40% depending upon the level of achievement in relation to the target range. ROIC equals the average of the Annual Fiscal ROIC for 2011, 2012 and 2013. Annual Fiscal ROIC is defined as net operating profit after tax (“NOPAT”) for the fiscal period divided by Invested Capital as set forth under the table above entitled “Definitions and Targets of Financial Component Goals.”

The number of shares of restricted stock granted to the named officers in 2011 is summarized in the table below.

Stock Appreciation Rights Share (“SARs”) Calculation and Terms: For executive officers other than Mr. Gustafsson, in calculating the number of time-vested stock appreciation rights, we divided the approved grant dollar value of the equity award by a fair value determined by using the binomial method multiplied by an estimated per share price of our common stock on the grant date. The Committee then approved the number of shares. The actual grant price was then set using the closing price of our common stock on the grant date, establishing the actual grant date fair value. For Mr. Gustafsson, the Committee recommends, and the Board approves, a targeted grant value which was then converted by dividing the grant dollar value of the equity award by a value determined by using the binomial method multiplied by the actual per share price of our common stock on the grant date, establishing the actual grant date fair value. Consistent with recent annual equity grant award terms, the Committee determined that the stock appreciation rights awards for executive officers, including Mr. Gustafsson, would vest 25% on the first four anniversaries of the grant date, or each May 5 beginning 2012, and would expire on May 5, 2021.

The number of SARs granted to the named officers in 2011 is summarized in the table below and is based on the closing price of our common stock on the grant date.

Time-Vested and Performance-Vested Restricted Stock Share Calculation and Terms: For executive officers other than Mr. Gustafsson, in calculating the number of time-vested and performance-vested restricted shares, we divided the approved grant dollar value of the equity award by an estimated per share price of our common stock on the grant date without any discount for the restricted nature of the award. The Committee then approved the number of shares. The actual value was then set using the closing price of our common stock on the grant date, establishing the actual grant date fair value. For Mr. Gustafsson, the Committee recommends, and the Board approves, a targeted grant value which was then converted by dividing the grant dollar value of the equity award by the actual per share closing price of our common stock on the grant date without any discount for the restricted nature of the award, establishing the actual grant date fair value. In order to provide a significant long-term perspective and retention incentive, the Committee determined that the time-vested restricted stock awards for executive officers, including Mr. Gustafsson, would vest 100% on May 5, 2014, the third anniversary of the grant date. The vesting terms of the performance-vested restricted stock are described above.

2011 Annual Equity Grants

Named Officers	Grant Date Fair Value	Number of Time-Vested SARs	Target Number of Performance- Vested Restricted Shares	Number of Time Vested-Restricted Shares
Anders Gustafsson	$2,454,925	54,484	20,045	20,045
Michael C. Smiley	$563,967	12,516	4,605	4,605
Philip Gerskovich	$349,146	7,748	2,851	2,851
Hugh K. Gagnier	$563,967	12,516	4,605	4,605
Michael H. Terzich	$520,995	11,563	4,254	4,254

The number of shares of performance-vested restricted shares that may vest for each of the named officers is as follows.

2011 Performance-Vested Restricted Shares

Named Officers	Fail to Meet Threshold CAGR and ROIC	Attain Threshold CAGR and ROIC	Attain Target CAGR and ROIC	Attain Maximum CAGR and ROIC
Anders Gustafsson	0	6,013	20,045	36,081
Michael C. Smiley	0	1,381	4,605	8,289
Philip Gerskovich	0	855	2,851	5,131
Hugh K. Gagnier	0	1,381	4,605	8,289
Michael H. Terzich	0	1,276	4,254	7,657

Employee Benefits Component: Our executive officers are also eligible to participate in various benefit programs offered generally to Zebra’s U.S. salaried employees, such as our health plans and group disability and life insurance plans. We provide a 401(k) plan to eligible employees with a match of 4% of eligible compensation, and also provide a non-qualified deferred compensation plan for highly compensated employees in which Zebra does not provide for company contributions. We generally do not provide other long-term compensation plans, supplemental executive retirement plans or a defined benefit pension plan. We have not historically provided any perquisites.

Effective July 1, 2010, the Committee approved a supplemental executive disability policy for executives to replace the difference between what the group disability policy provides and the 60% earnings replacement cap under the group policy. Zebra pays for the supplemental executive disability coverage and the covered executive is taxed on this benefit, which amount is then reimbursed to the executive.

Our Executive Officer Employment Agreements
Each executive officer has an employment agreement addressing matters such as compensation (including base salary, annual cash incentive awards, long-term equity awards and employee benefit), termination of employment, non-competition and/or non-solicitation provisions. We believe that providing an employment agreement facilitates the attraction of high performing and high potential executive officers by providing them a minimum level of total compensation. We also believe the employment agreements provide a minimum level of assurance in the event of a termination of employment in connection with a change in control, for good reason by the executive officer, or by Zebra without cause, as defined in each executive officer’s employment agreement and summarized under Executive Compensation – Employment Agreements.

The various components of total compensation as reflected within the employment agreements are reviewed on an annual basis by the Committee as described within this Compensation Discussion and Analysis. All other provisions of the employment agreements are established at the onset of the employee being appointed as an executive officer and are reviewed and updated on an as needed basis.

Specific to the non-compete and/or non-solicitation provisions, we believe these provisions align with our desire to protect the company and the stockholders from negative actions that could be caused by an executive officer who joins a competitor and engages in activities that could result in competitive harm to Zebra or our customers.

We believe that the severance amounts as reflected under Potential Payments upon Termination of Employment are fair and reasonable in order to allow the executive officer to transition from Zebra with minimal disruption to our overall business and, in the event of a change in control, to help secure the continued employment and dedication of our executive officers, notwithstanding any concern they may have regarding their own employment.

Tax Effects
Compliance with Section 162(m). The Committee generally intends for all compensation paid to our named officers to be tax deductible to Zebra. Section 162(m) of the Internal Revenue Code, however, provides that compensation paid to named officers (other than our chief financial officer) in excess of $1,000,000 cannot be deducted for federal income tax purposes unless such compensation is performance-based, is established by an independent committee of directors, is objective and the plan or agreement providing for such performance-based compensation has been approved in advance by our stockholders. If in the judgment of our Committee the benefits to Zebra of a compensation program that does not satisfy the conditions of Section 162(m) outweigh the costs to Zebra of the failure to satisfy these conditions, the Committee may adopt such a program. For example, the 2009, 2010 and 2011 grants of time-vested restricted stock awards are not considered performance-based under Section 162(m). To the extent that the ordinary income realized by a “covered employee” under Section 162(m) upon vesting of these awards plus other non-performance-based income in a year, such as salary, exceed the $1,000,000 deductibility cap, then Zebra would forego a tax deduction.

Executive Compensation

The following table summarizes the compensation earned during 2011, 2010 and 2009 by our Chief Executive Officer and our four other most highly compensated executive officers as of December 31, 2011. We refer to these five executive officers as the named officers.

SUMMARY COMPENSATION TABLE

						Non-Equity
						Incentive Plan	All Other
Name and		Salary		Stock	Option/SAR	Compensation	Compensation
Principal Position	Year	($)	Bonus ($)	Awards ($)(1)	Awards ($)(1)	($)(2)	($)(3)	Total ($)
Anders Gustafsson	2011	768,269	0	1,666,542	788,383	1,259,802	28,857	4,511,853
Chief Executive Officer
	2010	735,961	0	4,250,006	1,279,981	1,475,342	29,290	7,770,580
	2009	700,000	0	880,200	908,500	146,468	14,748	2,649,916
Michael C. Smiley	2011	342,031		382,860	181,107	294,754	12,477	1,213,229
Chief Financial Officer	2010	309,769	0	358,878	160,664	316,384	11,376	1,157,071
	2009	282,000	0	212,774	230,064	29,503	4,542	758,883
Philip Gerskovich	2011	391,846	0	237,032	112,114	296,142	13,614	1,050,748
Senior Vice President,	2010	383,846	0	228,124	103,208	345,684	12,018	1,072,880
Corporate Development	2009	378,000	0	159,570	172,552	39,546	4,542	754,210
Hugh K. Gagnier	2011	359,208	0	382,860	181,107	282,410	13,188	1,218,773
Senior Vice President,	2010	346,769	0	358,878	160,664	329,783	11,805	1,207,899
Global Operations	2009	344,500	0	212,774	230,064	34,828	4,840	827,006
Michael H. Terzich	2011	325,038	0	353,678	167,317	253,907	12,292	1,112,232
Senior Vice President,
Global Sales and
Marketing
____________________

(1)	The amounts reflect the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Codification Topic 718, Compensation – Stock Compensation, of restricted stock and stock appreciation rights (“SAR”) granted in 2011, 2010 and 2009. The amounts included in this column for 2011 and 2010 include the grant date fair value of time-vested restricted stock and SARs, as well as performance-vested restricted stock, which is calculated based on the probable satisfaction of the performance conditions for such awards. If the highest level of performance is achieved for the performance-vested restricted stock granted in 2011, the grant date fair value of all stock awards would be as follows: Mr. Gustafsson – $2,333,159; Mr. Smiley – $536,004; Mr. Gerskovich – $331,845; Mr. Gagnier $536,004; and Mr. Terzich - $495,149. Please see Note 16, “Equity-Based Compensation,” of Zebra’s consolidated financial statements included in Zebra’s Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of assumptions made in calculating the aggregate grant date fair value of these awards.

(2)	The amounts in this column reflect the annual incentive compensation earned under Zebra’s annual incentive plans.

(3)	All other compensation for 2011 consists of 401(k) matching contributions (Mr. Gustafsson – $9,800; Mr. Smiley – $9,800; Mr. Gerskovich – $9,800; Mr. Gagnier $9,800; and Mr. Terzich - $9,800), life insurance premiums (Mr. Gustafsson - $600; Mr. Smiley - $600; Mr. Gerskovich - $600; Mr. Gagnier - $600; and Mr. Terzich - $600), a tax gross up in connection with income recognized for long-term disability premiums paid by Zebra (Mr. Gustafsson - $6,460; Mr. Smiley - $2,077; Mr. Gerskovich - $3,214; Mr. Gagnier - $2,788; and Mr. Terzich - $1,892), and for Mr. Gustafsson, perquisites of $11,997, consisting of Zebra paid executive long-term disability insurance premiums.

GRANTS OF PLAN-BASED AWARDS IN 2011(1)

									All Other
								All Other	Options	Exercise
								Stock	Awards,	or Base	Grant Date
		Estimated Future Payouts Under			Estimated Future Payouts Under			Awards:	Number of	Price of	Fair Value of
		Non-Equity Incentive Plan Awards(2)			Equity Incentive Plan Awards(3)			Number of	Securities	Option	Stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Shares of	Underlying	Awards	and Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	Stock(#)(4)	Options(#)(5)	($/Sh)(6)	Awards ($)(7)
Anders Gustafsson	3/7/11	384,555	769,110	1,538,220
	5/5/11								54,484	41.57	788,383
	5/5/11							20,045			833,271
	5/5/11				6,013	20,045	36,081				833,271
Michael C. Smiley	3/7/11	94,448	188,896	377,792
	5/5/11								12,516	41.57	181,107
	5/5/11							4,605			191,430
	5/5/11				1,381	4,605	8,289				191,430
Philip Gerskovich	3/7/11	98,034	196,068	392,136
	5/5/11								7,748	41.57	112,114
	5/5/11							2,851			118,516
	5/5/11				855	2,851	5,131				118,516
Hugh K. Gagnier	3/7/11	89,917	179,833	359,666
	5/5/11								12,516	41.57	181,107
	5/5/11							4,605			191,430
	5/5/11				1,381	4,605	8,289				191,430
Michael H. Terzich	3/7/11	81,360	162,719	325,438
	5/5/11								11,563	41.57	167,317
	5/5/11							4,254			176,839
	5/5/11				1,276	4,254	7,657				176,839
____________________

(1)	See “Compensation Discussion and Analysis” for additional discussion of Zebra’s 2011 annual incentive plan and equity awards.

(2)	The amounts in this column represent potential earnings under the 2011 annual incentive plan. The threshold, target and maximum amounts are based on a percentage of incentive eligible compensation. The amount earned was subject to attaining levels of achievement of financial performance goals and, other than for the chief executive officer, individual performance goals as described in the “Compensation Discussion and Analysis.” If the threshold performance target is not met, the annual incentive award is $0. At threshold performance, 50% of the target incentive will be earned. At target performance, 100% of the target incentive will be earned. At maximum performance, 200% of the target incentive will be earned. As described in “Compensation Discussion and Analysis,” return on invested capital (“ROIC”) acted as a modifier of the amount earned under the performance goals; however, pursuant to the terms of the plan, the ROIC modifier cannot increase the financial performance component of the incentive award beyond a maximum 200% award payment for the financial performance component. The actual amounts earned in respect of 2011 are reported in the summary compensation table.

(3)	The target column represents the number of shares of performance-based restricted stock granted on May 5, 2011. These awards vest 100% on May 5, 2014, subject to attaining levels of achievement of performance goals relating to (1) compounded annual growth rate (“CAGR”) of 2013 total net sales over 2010 total net sales and (2) ROIC over the three-year performance period ending December 31, 2013, with ROIC acting as a modifier of the number of shares vested under the total net sales goal. At the threshold CAGR, 50% of the target number of shares would vest. At the target CAGR, 100% of the target number of shares would vest. At the maximum CAGR, 150% of the target number of shares would vest. If the threshold CAGR is not achieved, 0% of the shares vest. In each case, the number of vested shares will be modified based on average ROIC during the three-year performance period. If the threshold ROIC is not attained, the number of vested shares, if any, will be reduced by 40%. If the threshold ROIC is attained but target ROIC is not attained, the number of vested shares, if any, will be reduced by 20%. If the maximum ROIC is attained, the number of vested shares, if any, will be increased by 20%. The threshold column represents the number of shares that would vest if the threshold CAGR is attained, reduced by 40% if the threshold ROIC is not attained. The maximum column represents the number of shares that would vest if the maximum CAGR is attained, increased by 20% if the maximum ROIC is attained. Notwithstanding the foregoing description, up to one-third of the target number of shares may be earned (but not vested) as of December 31, 2011, 2012 and 2013 based upon the annual growth rate of total net sales for that year over the prior year total net sales (without regard to the ROIC for that year). To determine the number of restricted shares that will vest on May 5, 2014, the ROIC modifier for the three-year performance period will then be applied to the greater of (a) the sum of the three annual number of earned shares and (b) the number of shares that would vest based upon the CAGR achieved over the three-year performance period. Dividends are not paid on our common stock. Except for Mr. Gustafsson, if an executive officer’s employment is terminated by reason of death, disability, by the officer for good reason or by Zebra other than for cause (1) prior to December 31, 2013, the vesting of these awards will accelerate at the target number of shares or (2) on or after December 31, 2013, the vesting of these award will be determined in accordance with the performance-based vesting goals and any shares would vest on May 5, 2014. If Mr. Gustafsson’s employment is terminated by reason of death, disability, by Mr. Gustafsson for good reason or by Zebra other than for cause, the number of vested shares will be prorated based on days elapsed from May 5, 2011 to the date of termination of employment (unless otherwise determined by the Board or the Compensation Committee). For all awards held by executive officers, if a change in control involves stockholders receiving consideration consisting of publicly traded common stock, and if the restricted stock agreement is assumed or a provision is made for the continuation of the restricted stock agreement, then there will be a substitution of the common stock into which Zebra common stock is converted in the change in control and the target number of shares of restricted stock will vest. If a change in control does not involve stockholders receiving publicly traded common stock, then there will be a cash payment to the holder representing the value of the target number of shares of restricted stock. The definitions of change in control, good reason and cause are summarized under “Employment Agreements” below.

(4)	Represents shares of time-vested restricted stock granted on May 5, 2011. These awards vest 100% on May 5, 2014. Dividends are not paid on our common stock. The vesting of these awards will be accelerated upon a termination of employment by reason of death, disability, resignation for good reason, or termination by Zebra without cause, except that for Mr. Gustafsson the number of vested shares would be prorated based on days elapsed from the grant date to the date of termination of employment (unless otherwise determined by the Board or the Compensation Committee). For awards held by executive officers other than Mr. Gustafsson, (1) if a change in control involves stockholders receiving consideration consisting of publicly traded common stock, and if the restricted stock award agreement is assumed or a provision is made for the continuation of the agreement, then there will be a substitution of the common stock into which Zebra common stock is converted in the change in control and the restricted stock award agreement will continue in accordance with its terms and (2) if a change in control does not involve stockholders receiving publicly traded common stock, then there will be a cash payment to the holder representing the value of the shares of restricted stock. For Mr. Gustafsson, in the event of a change in control, the shares of restricted stock will vest in full and (1) if the change in control involves stockholders receiving consideration consisting of publicly traded common stock, there will be a substitution of the common stock into which Zebra common stock is converted in the change in control or (2) if the change in control does not involve stockholders receiving publicly traded common stock, there will be a cash payment to Mr. Gustafsson representing the value of the shares of restricted stock.

(5)	Represents the number of shares underlying SAR awards. SARs become exercisable in 25% increments on each of the first four anniversaries of the grant date and expire on the tenth anniversary of the grant date. For all awards held by executive officers other than Mr. Gustafsson, (i) upon termination of employment by reason of death or disability, the unvested portion will vest in full and the SAR will remain exercisable until the earlier of the expiration date or one year after the termination of employment; (ii) upon retirement, any unexercised vested portion will remain exercisable until the earlier of the expiration date or one year after retirement; (iii) upon termination for cause, the SAR will be forfeited; and (iv) upon termination for any other reason, any unexercised vested portion will remain exercisable until the earlier of the expiration date or (a) 90 days after termination if terminated by Zebra and (b) 30 days if termination is voluntary. For Mr. Gustafsson, upon termination of employment (i) by reason of his death, disability, resignation for good reason, or termination by Zebra without cause, the unvested portion will vest in full and the SAR will remain exercisable until the earlier of the expiration date or one year after his termination of employment due to death or disability or 90 days after his termination of employment by reason of resignation for good reason or termination by Zebra without cause; provided, that Mr. Gustafsson’s 2011 and 2010 SAR awards will vest pro rata based on the number of days from the grant date through and including the date of termination of employment; (ii) upon retirement, any unexercised vested portion will remain exercisable until the earlier of the expiration date or one year after retirement; (iii) upon termination for cause, the SAR will be forfeited; and (iv) upon termination for any other reason, any unexercised vested portion will remain exercisable until the earlier of the expiration date or 30 days after his termination of employment. For awards held by executive officers other than Mr. Gustafsson, (1) if a change in control involves stockholders receiving consideration consisting of publicly traded common stock, and if the SAR agreement is assumed or a provision is made for the continuation of the SAR agreement, then there will be a substitution of the common stock into which Zebra common stock is converted in the change in control and the SAR will continue in accordance with its terms and (2) if a change in control does not involve stockholders receiving publicly traded common stock, then there will be a cash payment to the holder representing the difference between the value of a share on the date of the transaction over the base price of the SAR. For Mr. Gustafsson, in the event of a change in control, the SAR will vest in full and (1) if the change in control involves stockholders receiving consideration consisting of publicly traded common stock, there will be a substitution of the common stock into which Zebra common stock is converted in the change in control and the SAR will remain exercisable through the expiration date or (2) if the change in control does not involve stockholders receiving publicly traded common stock, there will be a cash payment to Mr. Gustafsson representing the difference between the value of a share on the date of the transaction over the base price of the SAR.

(6)	The base price equals the closing market price of our common stock on the date of grant.

(7)	The amounts included in this column were determined in accordance with Financial Accounting Standards Codification Topic 718, Compensation – Stock Compensation and, in the case of performance-vested restricted stock awards, are calculated based on the probable satisfaction of the performance conditions. Please see Note 16, “Equity-Based Compensation,” of Zebra’s consolidated financial statements included in Zebra’s Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of assumptions made in calculating the aggregate grant date fair value of these awards.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END
	Option/SAR Awards				Stock Awards
									Equity
									Incentive
									Plan
									Awards:
			Equity					Equity	Market or
			Incentive					Incentive Plan	Payout
			Plan					Awards:	Value of
			Awards:					Number of	Unearned
	Number of	Number of	Number of					Unearned	Shares,
	Securities	Securities	Securities			Number of		Shares, Units	Units or
	Underlying	Underlying	Underlying			Shares or	Market Value of	or Other	Other
	Unexercised	Unexercised	Unexercised	Option		Units of Stock	Shares or Units	Rights That	Rights That
	Options/SARs	Options/SARs	Unearned	Exercise	Option	That Have	of Stock That	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Not Vested	Have Not Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)(1)	($)(2)	(#)	($)(2)
Anders Gustafsson (3)
9/4/2007	75,000	0		$36.80	9/4/2017
9/4/2007 (4)			42,188	$36.80	9/4/2017
9/4/2007 (5)								14,062	$503,138
4/24/2008	67,500	22,500		$36.49	4/24/2018
5/7/2009	57,500	57,500		$19.56	5/7/2019
5/7/2009						45,000	$1,610,100
5/6/2010	0	120,299		$27.82	5/6/2020
5/6/2010						44,932	$1,607,667
5/6/2010 (6)								194,105	$6,945,077
5/5/2011	0	54,484		$41.57	5/5/2021
5/5/2011						20,045	$717,210
5/5/2011 (7)								6,013	$215,145
Michael C. Smiley (8)
5/1/2008	8,775	2,925		$37.67	5/1/2018
5/1/2008 (5)								1,875	$67,088
5/7/2009	14,560	14,562		$19.56	5/7/2019
5/7/2009						10,878	$389,215
5/6/2010	3,775	11,325		$27.82	5/6/2020
5/6/2010						5,500	$196,790
5/6/2010 (6)								13,320	$476,590
5/5/2011	0	12,516		$41.57	5/5/2021
5/5/2011						4,605	$164,767
5/5/2011 (7)								1,381	$49,412
Philip Gerskovich (9)
3/10/2005	29,786	0		$50.36	3/10/2015
2/6/2006	23,068	0		$43.35	2/6/2016
4/25/2007	9,697	0		$41.25	4/25/2017
4/24/2008	10,860	3,620		$36.49	4/24/2018
4/24/2008 (5)								2,272	$81,292
5/7/2009	10,920	10,922		$19.56	5/7/2019
5/7/2009						8,158	$291,893
5/6/2010	2,425	7,275		$27.82	5/6/2020
5/6/2010						3,500	$125,230
5/6/2010 (6)								8,460	$302,699
5/5/2011	0	7,748		$41.57	5/5/2021
5/5/2011						2,851	$102,009
5/5/2011 (7)								855	$30,592

Hugh K. Gagnier (10)
2/11/2003	29,250	0	$25.23	2/11/2013
2/11/2004	10,500	0	$47.12	2/11/2014
2/7/2005	9,686	0	$51.62	2/7/2015
2/6/2006	4,960	0	$43.35	2/6/2016
4/25/2007	9,334	0	$41.25	4/25/2017
4/24/2008	10,860	3,620	$36.49	4/24/2018
4/24/2008 (5)							2,272	$81,292
5/7/2009	14,560	14,562	$19.56	5/7/2019
5/7/2009					10,878	$389,215
5/6/2010	3,775	11,325	$27.82	5/6/2020
5/6/2010					5,500	$196,790
5/6/2010 (6)							13,320	$476,590
5/5/2011	0	12,516	$41.57	5/5/2021
5/5/2011					4,605	$164,767
5/5/2011 (7)							1,381	$49,412
Michael H. Terzich (11)
2/11/2004	10,500	0	$47.12	2/11/2014
2/7/2005	9,686	0	$51.62	2/7/2015
2/6/2006	5,767	0	$43.35	2/6/2016
4/25/2007	10,667	0	$41.25	4/25/2017
4/24/2008	10,860	3,620	$36.49	4/24/2018
4/24/2008 (5)							2,272	$81,292
5/7/2009	0	12,742	$19.56	5/7/2019
5/7/2009					9,518	$340,554
5/6/2010	3,450	10,350	$27.82	5/6/2020
5/6/2010					5,000	$178,900
5/6/2010 (6)							12,060	$431,507
5/5/2011	0	11,563	$41.57	5/5/2021
5/5/2011					4,254	$152,208
5/5/2011 (7)							1,276	$45,655
____________________

(1)	These restricted stock awards vest three years after the grant date, except that the May 6, 2010, grant to Mr. Gustafsson vests 25% on each of May 6, 2013 and 2014 and 50% on May 6, 2015.

(2)	The market value is based on the $35.78 closing price of our common stock on The NASDAQ Stock Market on December 30, 2011.

(3)	The option granted on April 24, 2008, will vest with respect to 22,500 shares on April 24, 2012; the stock appreciation right (“SAR”) granted on May 7, 2009, will vest with respect to 28,750 rights on each of May 7, 2012 and 2013; the SAR granted on May 6, 2010, will vest with respect to 30,074 rights on May 6, 2013, 30,075 rights on May 6, 2014, and 60,150 rights on May 6, 2015; and the SAR granted on May 5, 2011, will vest with respect to 13,521 rights on each of May 5, 2012, 2013, 2014 and 2015.

(4)	Represents the number of shares with respect to which the option would vest upon achievement of a minimum total stockholder return level during the five-year period ending September 4, 2012.

(5)	Represents the number of restricted shares that would vest upon achievement of a minimum total stockholder return level during the five-year period ending September 4, 2012. The maximum number of restricted shares that may vest is as follows: Mr. Gustafsson – 56,250 shares; Mr. Smiley – 7,500 shares; Mr. Gerskovich – 9,090 shares; Mr. Gagnier 9,090 shares; and Mr. Terzich – 9,090 shares.

(6)	Represents the number of restricted shares that are expected to vest on May 6, 2013, based upon achievement of a maximum compounded annual growth rate (“CAGR”) of 2012 total net sales over 2009 total net sales and a maximum return on invested capital (“ROIC”) over the three-year performance period ending December 31, 2012.

(7)	Represents the number of restricted shares that will vest on May 5, 2014, based upon achievement of a threshold CAGR of 2013 total net sales over 2010 total net sales and an ROIC over the three-year performance period ending December 31, 2013, that does not meet a threshold ROIC. The maximum number of restricted shares that may vest based upon the achievement of a maximum CAGR of 2013 total net sales over 2010 total net sales and a maximum ROIC over the three-year performance period is as follows: Mr. Gustafsson – 36,081 shares; Mr. Smiley – 8,289 shares; Mr. Gerskovich – 5,131 shares; Mr. Gagnier 8,289 shares; and Mr. Terzich

– 7,657 shares. See “Grants of Plan-Based Awards in 2011” table and footnote 3 to that table for a more detailed description of these awards.

(8)	The option granted on May 1, 2008, will vest with respect to 2,925 shares on May 1, 2012; the SAR granted on May 7, 2009, will vest with respect to 7,281 rights on each of May 7, 2012 and 2013; the SAR granted on May 6, 2010, will vest with respect to 3,775 rights on each of May 6, 2012, 2013 and 2014; and the SAR granted on May 5, 2011, will vest with respect to 3,129 rights on each of May 5, 2012, 2013, 2014 and 2015.

(9)	The option granted on April 24, 2008, will vest with respect to 3,620 shares on April 24, 2012; the SAR granted on May 7, 2009, will vest with respect to 5,461 rights on each of May 7, 2012 and 2013; the SAR granted on May 6, 2010, will vest with respect to 2,425 rights on each of May 6, 2012, 2013 and 2014; and the SAR granted on May 5, 2011, will vest with respect to 1,937 rights on each of May 5, 2012, 2013, 2014 and 2015.

(10)	The option granted on April 24, 2008, will vest with respect to 3,620 shares on April 24, 2012; the SAR granted on May 7, 2009, will vest with respect to 7,281 rights on each of May 7, 2012 and 2013; the SAR granted on May 6, 2010, will vest with respect to 3,775 rights on each of May 6, 2012, 2013 and 2014; and the SAR granted on May 5, 2011, will vest with respect to 3,129 rights on each of May 5, 2012, 2013, 2014 and 2015.

(11)	The option granted on April 24, 2008, will vest with respect to 3,620 shares on April 24, 2012; the SAR granted on May 7, 2009, will vest with respect to 6,371 rights on each of May 7, 2012 and 2013; and the SAR granted on May 6, 2010, will vest with respect to 3,450 rights on each of May 6, 2012, 2013 and 2014; and the SAR granted on May 5, 2011, will vest with respect to 2,890 rights on May 5, 2012, and 2,891 rights on each of May 5, 2013, 2014 and 2015.

Option/Stock Appreciation Right Exercises and Stock Vested

The table below sets forth information with respect to stock options and stock appreciation rights exercised by the named officers during 2011. No awards of restricted stock vested in 2011.

Options and Stock Appreciation Rights Exercised and Stock Vested in 2011

			Number of
	Number of		Shares
	Shares	Value Realized	Acquired on	Value Realized on
	Acquired on	on Exercise	Vesting	Vesting
Name	Exercise (#)	($)(1)	(#)	($)
Anders Gustafsson	0	0	0	0
Michael C. Smiley	0	0	0	0
Philip Gerskovich	0	0	0	0
Hugh K. Gagnier	56,250	1,158,917	0	0
Michael H. Terzich	11,996	235,707	0	0
____________________

(1)	Value calculated as the difference between the market price of the underlying securities on the date of exercise and the exercise or base price of the exercised stock options or stock appreciation rights.

Non-Qualified Deferred Compensation

Pursuant to Zebra’s non-qualified deferred compensation plan, a named officer may defer, on a pre-tax basis, up to 80% of his base salary and annual incentive award. Deferred compensation balances are credited with gains or losses which mirror the performance of benchmark investment funds selected by the participant under the plan. All credited amounts are unfunded general obligations of Zebra, and participants have no greater rights to payment than any unsecured general creditor of Zebra.

The value of a participant’s account changes based upon the performance of a participant’s selected benchmark investment funds. Account balances are paid either in a lump sum or in annual installments. The plan permits payment upon, among other things, a termination of employment or a change in control of Zebra. Zebra does not make contributions to the plan, but pays the costs of administration.

The table below shows the funds available under the plan and the 2011 rates of return.

Fund Name	2011 Rate of Return
American Funds Europac Grw R6 (RERGX)	(13.31)%
International Discovery Fund (PRIDX)	(14.08)%
Dividend Growth Fund (PRDGX)	3.53%
Small-Cap Stock Fund (OTCFX)	(0.09)%
T. Rowe Price Inst Large Cap Growth (TRLGX)	(1.40)%

The table below sets forth information regarding the named officers’ participation in the plan in 2011.

Nonqualified Deferred Compensation for 2011

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings in	Aggregate	Balance at
	in Last Fiscal	in Last Fiscal	Last Fiscal	Withdrawals/	Last Fiscal
	Year	Year	Year	Distributions	Year-End
Name	($)(1)	($)	($)(2)	($)	($)(3)
Anders Gustafsson	0	0	0	0	0
Michael C. Smiley	94,915	0	(13,243)	0	235,401
Philip Gerskovich	0	0	0	0	0
Hugh K. Gagnier	0	0	(377)	0	31,455
Michael H. Terzich	0	0	0	0	0
____________________

(1)	The amount(s) reported in this column are included in the summary compensation table under the “Salary” and “Non-Equity Incentive Plan Compensation” columns.

(2)	The amount(s) reported in this column are not included in the summary compensation table.

(3)	For Mr. Smiley, $218,969 of this amount has been previously reported in a summary compensation table for 2011 and prior years. For Mr. Gagnier, neither he nor Zebra has made any contributions to the plan since at least 2006, the first year for which this table was required to be included in a proxy statement.

Employment Agreements

Zebra has employment agreements with each of the named officers. Mr. Gustafsson’s employment agreement is substantially the same as the agreements of Messrs. Smiley, Gerskovich, Gagnier and Terzich, except as described below.

Messrs. Smiley, Gerskovich, Gagnier and Terzich. Messrs. Smiley, Gerskovich, Gagnier and Terzich are entitled to annual base salaries and are eligible to earn targeted annual incentive awards under Zebra’s annual incentive plan. Eligibility to receive equity-based compensation is determined in the sole discretion of the Compensation Committee.

If the officer terminates his employment for good reason or Zebra terminates his employment without cause and under circumstances other than death or disability, the officer will be entitled to (i) one-year continuation of base salary; (ii) a pro rata portion of his annual incentive for the year in which his employment terminates, if the incentive otherwise would have been earned; (iii) any unpaid previously earned annual incentive; (iv) a payment equal to 100% of the officer’s target annual incentive for the year in which employment terminates; (v) outplacement services not to exceed $32,000; and (vi) the continuation of coverage under Zebra’s medical and dental insurance plans, with Zebra contributing to the cost of such coverage at the same rate Zebra pays for health insurance coverage for its active employees under its group health plan, until the earlier of (a) one year after the date of termination, or (b) the officer becoming eligible for coverage under another group health plan that does not impose preexisting condition limitations. “Cause” includes the commission, indictment or conviction of a felony or misdemeanor involving fraud or dishonesty; a material breach of the employment agreement; willful or intentional misconduct, gross negligence, or dishonest, fraudulent or unethical behavior; failure to materially comply with a direction of the Board; or breach of fiduciary duty to Zebra.

If the officer terminates employment for good reason or Zebra terminates the officer’s employment without cause, and the termination occurs within 120 days immediately preceding or one year following a “change in control,” then the officer will be entitled to all compensation and benefits set forth in the immediately preceding paragraph, except that the officer will receive a payment equal to two times base salary in lieu of one-year salary continuation, plus two times target annual incentive in lieu of one times, which payment would be payable within 60 days following the later of the change in control or termination of employment. A “change in control” includes (1) an acquisition by a person or group of 35% or more of Zebra’s common stock; (2) a change in a majority of the Board within a 24-month period; (3) the approval by our stockholders of a complete liquidation or dissolution of Zebra; or (4) the consummation of a reorganization, merger or consolidation of Zebra or sale or other disposition of all or substantially all of the assets of Zebra. “Good reason” includes a demotion to a lesser position or assignment of duties materially inconsistent with the officer’s position, status or responsibilities; a material breach by Zebra of the employment agreement; or a decrease in base salary (unless applied proportionally).

If payments or benefits exceed the threshold under Section 4999 of the Internal Revenue Code and an excise tax becomes due, the officer would be entitled to a gross-up payment such that, after payment by him of all applicable taxes and excise taxes, he retains an amount equal to the amount he would have retained had no excise tax been imposed; provided, that if the threshold under Section 4999 is exceeded by 10% or less, the total payments he would be entitled to would be reduced so that no excise tax would be due.

Each officer is bound by non-competition and non-solicitation provisions until two years following termination, except Mr. Gagnier is bound for one year following termination. Each officer has agreed to confidentiality covenants during and after employment.

Mr. Gustafsson. Mr. Gustafsson’s employment agreement provides for a minimum base salary of $700,000, a target annual incentive equal to 100% of salary and a maximum annual incentive equal to 200% of salary. Mr. Gustafsson’s agreement also provides (i) that any decrease in Mr. Gustafsson’s salary permits him to terminate his employment for good reason; and (ii) if Mr. Gustafsson terminates employment for good reason or Zebra terminates his employment without cause and under circumstances other than death or disability, he will not receive outplacement services, the unvested portion of non-performance-based equity awards will vest immediately (unless otherwise expressly set forth in an award agreement, such as Mr. Gustafsson’s time-vested SAR and restricted stock award agreements granted in 2010 and 2011), the continuation of his salary will be for a period of two years, and, unless it is otherwise terminated, the continuation of healthcare coverage will be for a period of two years.

Potential Payments upon Termination of Employment or Change in Control

Described below are the potential payments and benefits to which the named officers would be entitled from Zebra under their employment agreements, their equity award agreements, and Zebra’s compensation and benefit plans upon termination of employment, if such termination had occurred as of December 30, 2011. Amounts actually received would vary based on factors such as the date on which a named officer’s employment terminates and the price of our common stock on such date. The tables exclude payments and benefits that are provided on a non-discriminatory basis to full-time salaried employees, such as accrued salary and vacation pay.

The named officers are not entitled to any payments or benefits as a result of a termination of employment for cause.

Retirement or Voluntary Resignation

				Accelerated	Accelerated
	Salary	Incentive	Earned	Options and	Restricted
Name	Severance ($)	Severance ($)	Incentive ($)(1)	SARs ($)	Stock ($)	Total ($)(2)
Anders Gustafsson	0	0	0	0	0	0
Michael C. Smiley	0	0	0	0	0	0
Philip Gerskovich	0	0	0	0	0	0
Hugh K. Gagnier	0	0	0	0	0	0
Michael H. Terzich	0	0	0	0	0	0
____________________

(1)	Under the 2011 annual incentive plan, all participants are entitled to a pro rata portion of any earned annual incentive award amount through the date of termination in the event of termination by reason of retirement, but not voluntary resignation. None of the named officers was eligible for retirement under the 2011 annual incentive plan.

(2)	Excludes the amount of previously earned and fully vested deferred compensation under the 2002 Deferral Plan that would become immediately payable. See “Non-Qualified Deferred Compensation” above for additional information.

Death or Disability

				Accelerated	Accelerated
	Salary	Incentive	Earned	Options and	Restricted
Name	Severance ($)	Severance ($)	Incentive ($)(1)	SARs ($)(2)	Stock ($)(3)	Total ($)(4)
Anders Gustafsson	0	0	1,259,802	1,249,394	4,582,237	7,091,433
Michael C. Smiley	0	0	294,754	326,343	1,180,311	1,801,408
Philip Gerskovich	0	0	296,142	235,064	789,307	1,320,513
Hugh K. Gagnier	0	0	282,048	326,343	1,180,311	1,788,702
Michael H. Terzich	0	0	253,907	289,061	1,063,596	1,606,564
____________________

(1)	Under the 2011 annual incentive plan, all participants are entitled to a pro rata portion of any earned annual incentive award amount through the date of termination in the event of termination of employment by reason of death or disability. The amount assumes termination of employment as of December 30, 2011 and reflects actual performance applied against the named officer’s target incentive.

(2)	Time-vested options and SARs accelerate vesting in full, except that Mr. Gustafsson’s 2011 and 2010 time-vested SAR awards vest pro rata based on the number of days from the grant date through and including the date of termination of employment. The amounts reflect the difference between the exercise price of each option or SAR and the $35.78 closing price of our common stock on The NASDAQ Stock Market on December 30, 2011 for the following number of in-the-money options and SARs: Mr. Gustafsson – 97,292; Mr. Smiley – 25,887; Mr. Gerskovich – 18,197; Mr. Gagnier – 25,887; and Mr. Terzich – 23,092.

(3)	Time-vested restricted stock awards accelerate vesting in full, except that Mr. Gustafsson’s 2011 and 2010 time-vested restricted stock awards vest pro rata based on the number of days from the grant date through and including the date of termination of employment. For performance-vested restricted stock awards granted in 2011 and 2010, the target number of shares accelerates, except that Mr. Gustafsson’s 2011 and 2010 performance-vested restricted stock awards vest pro rata based on the number of days from the grant date through and including the date of termination of employment. The amounts reflect the $35.78 closing price of our common stock on The NASDAQ Stock Market on December 30, 2011, for the following number of shares of restricted stock: Mr. Gustafsson – 128,067 shares; Mr. Smiley – 32,988 shares; Mr. Gerskovich – 22,060 shares; Mr. Gagnier – 32,988 shares; and Mr. Terzich – 29,726 shares.

(4)	Excludes the amount of previously earned and fully vested deferred compensation under the 2002 Deferral Plan that would become immediately payable. See “Non-Qualified Deferred Compensation” above for additional information.

Termination by Zebra without Cause or by Officer for Good Reason

						Medical,
	Salary	Incentive	Earned	Accelerated	Accelerated	Dental,
	Severance	Severance	Incentive	Options and	Restricted	Outplacement
Name	($)(1)	($)(1)	($)(2)	SARs ($)(3)	Stock ($)(4)	($)(5)	Total ($)(6)
Anders Gustafsson	1,550,000	775,000	1,259,802	1,249,394	4,582,237	20,764	9,437,197
Michael C. Smiley	360,000	198,000	294,754	0	1,180,311	48,218	2,081,283
Philip Gerskovich	394,000	197,000	296,142	0	789,307	42,382	1,718,831
Hugh K. Gagnier	362,600	181,300	282,048	0	1,180,311	48,218	2,054,477
Michael H. Terzich	328,000	164,000	253,907	0	1,063,596	47,148	1,903,799
____________________

(1)	The named officers are entitled to severance equal to salary for one year and one times target incentive, except Mr. Gustafsson, who is entitled to salary for two years and one times target incentive.

(2)	Under the 2011 annual incentive plan, all participants are entitled to a pro rata portion of any earned annual incentive award amount through the date of termination in the event of termination by Zebra without cause or termination by the named officer for good reason. The amount assumes termination of employment at year end and reflects actual performance applied against the named officer’s target incentive.

(3)	Mr. Gustafsson’s time-vested options and SARs accelerate vesting in full, except that Mr. Gustafsson’s 2011 and 2010 time-vested SAR awards vest pro rata based on the number of days from the grant date through and including the date of termination of employment. At December 31, 2011, 97,292 in-the-money options and SARs held by Mr. Gustafsson would have accelerated vesting.

(4)	Time-vested restricted stock awards accelerate vesting in full, except that Mr. Gustafsson’s 2011 and 2010 time-vested restricted stock awards vest pro rata based on the number of days from the grant date through and including the date of termination of employment. For performance-vested restricted stock awards granted in 2011, the vested number of shares of restricted stock will be determined in accordance with the performance-based vesting goals with vesting to occur on May 5, 2014. Since two years of the three-year performance period ending December 31, 2013 have not been completed as of December 31, 2011, the 2011 performance-vested restricted stock awards are reflected in the table at target. For performance-vested restricted stock awards granted in 2010, the target number of shares accelerates, except that Mr. Gustafsson’s 2011 and 2010 performance-vested restricted stock awards vest pro rata based on the number of days from the grant date through and including the date of termination of employment. The amounts reflect the $35.78 closing price of our common stock on The NASDAQ Stock Market on December 30, 2011 for the following number of shares of restricted stock: Mr. Gustafsson – 128,067 shares; Mr. Smiley – 32,988 shares; Mr. Gerskovich – 22,060 shares; Mr. Gagnier – 32,988 shares; and Mr. Terzich – 29,726 shares.

(5)	The named officers are entitled to healthcare and dental coverage for up to one year and outplacement services with a value up to $32,000, except Mr. Gustafsson, who is entitled to healthcare and dental coverage for up to two years, but no outplacement services.

(6)	Excludes the amount of previously earned and fully vested deferred compensation under the 2002 Deferral Plan that would become immediately payable. See “Non-Qualified Deferred Compensation” above for additional information.

Termination by Zebra without Cause or by Officer for
Good Reason Concurrently with a Change in Control (1)

						Medical,
	Salary	Incentive	Earned	Accelerated		Dental,
	Severance	Severance	Incentive	Options and	Restricted	Outplacement	Excise Tax
Name	($)(2)	($)(2)	($)(3)	SARs ($)(4)	Stock ($)(5)	($)(6)	Gross Up ($)(7)	Total ($)(8)
Anders
Gustafsson	1,550,000	1,550,000	1,259,802	1,890,230	8,913,084	20,764	5,082,455	20,266,335
Michael C.
Smiley	720,000	396,000	294,754	326,343	1,445,798	48,218	1,760,519	4,991,632
Philip
Gerskovich	788,000	394,000	296,142	235,064	988,888	42,382	1,408,303	4,152,779
Hugh K.
Gagnier	725,200	362,600	282,048	326,343	1,457,176	48,218	1,607,650	4,809,235
Michael H.
Terzich	656,000	328,000	253,907	289,061	1,320,425	47,148	1,359,839	4,254,380
____________________

(1)	The named officers are entitled to the severance amounts and earned incentive award, if any, if Zebra terminates the named officers’ employment without cause or the named officers terminate employment for good reason within 120 days before or one year after a change in control, commonly referred to as a “double trigger.” The meanings of change in control, good reason and cause are set forth under “Employment Agreements” above.

(2)	The named officers are entitled to severance equal to two times salary and target incentive.

(3)	Under the 2011 annual incentive plan, all participants are entitled to a pro rata portion of any earned annual incentive award amount through the date of termination in the event of termination by Zebra without cause or termination by the named officer for good reason in the event of a change in control. The amount assumes termination of employment at year end and reflects actual performance applied against the named officer’s target incentive.

(4)	In the event of a change in control of Zebra, all unvested in-the-money options and SARs held by the named officers would be accelerated as follows: Mr. Gustafsson – 177,799; Mr. Smiley – 25,887; Mr. Gerskovich – 18,197; Mr. Gagnier – 25,887; and Mr. Terzich – 23,092. The amounts reflect the difference between the $35.78 closing of our common stock on The NASDAQ Stock Market on December 30, 2011 and the exercise price of each option or SAR. Any option or SAR awards to the named officers in 2012 will be made under Zebra’s 2011 Long-Term Incentive Plan (“2011 LTIP”), which was approved by stockholders at the 2011 annual meeting. Under the 2011 LTIP, if stockholders receive consideration consisting solely of publicly traded common stock pursuant to a change in control and outstanding equity awards are assumed or provision is made for the continuation of these awards after the change in control, then all outstanding time-vested options and SARs granted under the 2011 LTIP will continue in accordance with their terms; provided, that if a holder’s employment with Zebra is terminated by the holder for good reason or by Zebra without cause after the change in control and prior to the one-year anniversary of the change in control, then all outstanding time-vested options and SARs held by the holder will become exercisable in full and, along with any then unexercised portions of such options and SARs, will remain exercisable through the remaining term of such options and SARs. Performance-vested options and SARs would become exercisable in full at the target level in the event of any change in control. If a change in control does not involve stockholders receiving publicly traded common stock, then such change in control would result in a cash-out of options and SARs granted under the 2011 LTIP.

(5)	Time-vested restricted stock awards accelerate vesting in full upon a change in control. Performance-vested restricted stock awards granted in 2007 and 2008 vest at 20% of the grant amount in the event of a change in control as of December 30, 2011. Performance-vested restricted stock awards granted in 2011 vest at the target number of shares. Performance-vested restricted stock awards granted in 2010 vest at the target number of shares or, if greater in the case of executive officers other than Mr. Gustafsson, in accordance with the level of performance target achieved. For purposes of this table, we have assumed that the target number of shares accelerate as of December 30, 2011. The amounts reflect the $35.78 closing price of our common stock on The NASDAQ Stock Market on December 30, 2011 for the following number of shares of restricted stock: Mr. Gustafsson – 249,108; Mr. Smiley – 34,488; Mr. Gerskovich – 23,878; Mr. Gagnier

– 34,806; and Mr. Terzich – 31,544. Any restricted stock awards to the named officers in 2012 will be made under the 2011 LTIP. Under the 2011 LTIP, if stockholders receive consideration consisting solely of publicly traded common stock pursuant to a change in control and outstanding equity awards are assumed or provision is made for the continuation of these awards after the change in control, then all outstanding time-vested restricted stock awards granted under the 2011 LTIP will continue in accordance with their terms; provided, that if a holder’s employment with Zebra is terminated by the holder for good reason or by Zebra without cause after the change in control and prior to the one-year anniversary of the change in control, then all outstanding time-vested restricted stock awards held by the holder will become fully vested. Performance-vested restricted stock awards would fully vest at the target level in the event of any change in control. If a change in control does not involve stockholders receiving publicly traded common stock, then such change in control would result in a cash-out of awards granted under the 2011 LTIP.

(6)	The named officers are entitled to healthcare and dental coverage for up to one year and outplacement services with a value up to $32,000, except Mr. Gustafsson, who is entitled to healthcare and dental coverage for up to two years, but no outplacement services.

(7)	Represents estimated tax gross ups on severance, accelerated options, SARs and restricted stock, and healthcare and dental benefits.

(8)	Excludes the amount of previously earned and fully vested deferred compensation under the 2002 Deferral Plan that would become immediately payable. See “Non-Qualified Deferred Compensation” above for additional information.

Equity Compensation Plan Information

The following table provides information related to Zebra’s equity compensation plans as of December 31, 2011.

Number of
	Securities to be	Weighted-	Number of Securities
	Issued Upon	Average Exercise	Remaining Available for
	Exercise of	Price of	Future Issuance Under
	Outstanding	Outstanding	Equity Compensation
	Options,	Options,	Plans (Excluding
	Warrants and	Warrants	Securities
Plan Category	Rights	and Rights	Reflected in Column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by
Security Holders	2,974,790 (1)	$35.64	6,919,373 (2)
Equity Compensation Plans Not Approved by
Security Holders	15,584 (3)	$2.52 (3)	0

Total	2,990,374	$35.47	6,919,373

____________________

(1)	Reflects shares of Zebra common stock issuable pursuant to outstanding options and stock appreciation rights under the 1997 Stock Option Plan, 2006 Incentive Compensation Plan, 2002 Non-Employee Director Stock Option Plan and 2011 Long-Term Incentive Plan.

(2)	Reflects the number of shares available under the 2011 Long-Term Incentive Plan (“LTIP”) (5,455,022 shares) and 2011 Employee Stock Purchase Plan (1,464,351 shares). All of the shares under the LTIP are available for any award made under the LTIP, including options, stock appreciation rights, restricted stock, restricted stock units, performance shares or performance units.

(3)	Reflects shares issuable pursuant to outstanding options under the WhereNet Corp. 1997 Stock Option Plan. Zebra granted these options upon conversion of WhereNet options when Zebra acquired WhereNet Corp.

Compensation Committee Interlocks and Insider Participation

Only independent directors served on the Compensation Committee during 2011. Dr. Potter is the Chair of the Compensation Committee, and Messrs. Keyser and Smith are members. None of them (i) has ever been an officer or other employee of Zebra Or (ii) has any relationship requiring disclosure under Item 404 of the SEC’s Regulation S-K. No executive officer of Zebra served in 2011 on the compensation committee or similar body of any organization that determined compensation payable to any member of the Compensation Committee.

Proposal 2

Advisory Vote to Approve Compensation of Named Officers

Zebra is seeking your advisory vote to approve the compensation of our named officers as disclosed in this proxy statement in accordance with Section 14A of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission. This is the second year that we are asking stockholders to vote on this type of proposal, known as a “say-on-pay” proposal. At Zebra’s 2011 annual meeting of stockholders, the proposal was approved by 89.4% of the votes cast for or against the proposal. At the 2011 annual meeting, stockholders were also asked to vote on a proposal seeking their views as to whether the say-on-pay vote should be held every year, every two years, or every three years. An overwhelming majority of stockholders voting on the matter indicated a preference of holding such vote annually. Accordingly, the advisory vote on named officer compensation will be held on an annual basis at least until the next non-binding stockholder vote on the frequency with which the advisory vote on named officer compensation should be held.

Accordingly, we ask our stockholders to approve the following resolution:

“Resolved, that the compensation of the named officers of Zebra Technologies Corporation, as disclosed pursuant to Item 402 of Regulation S-K, as described in and including the Compensation Discussion and Analysis – Executive Summary, Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement, is approved by the stockholders of Zebra.”

As described in detail under “Compensation Discussion and Analysis – Executive Summary” and “Compensation Discussion and Analysis,” our total rewards and executive compensation programs are designed to attract, retain, motivate, develop and reward our named officers, who are critical to our success. Please carefully review these sections of this proxy statement. Under these programs, our named officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate and individual goals, and the realization of increased stockholder value.

Our Compensation Committee regularly reviews the compensation programs for our named officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. Our Compensation Committee also regularly reviews its own processes to ensure alignment with its charter and recent regulatory requirements. This review includes such topics as peer review analysis, total rewards philosophy, Compensation Committee charter review and a compensation risk assessment.

We are asking our stockholders to approve our named officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives you the opportunity to express your view on the compensation of our named officers. This stockholder vote is not intended to address any specific element of compensation, but rather the overall compensation of our named officers and the philosophy, policies and practices described in this proxy statement. At our 2011 Annual Meeting of Stockholders, our stockholders approved the compensation of our named officers. We ask you to vote “FOR” the approval of the resolution included above.

This vote is advisory, and therefore not binding on Zebra, our Compensation Committee, or our Board of Directors. Our Board of Directors and Compensation Committee value the opinions of our stockholders and will consider the results of the vote, as appropriate, in making future decisions regarding the compensation of our named officers.

The Board of Directors recommends a vote “FOR” approval of the compensation of our Named Officers.

Report of the Audit Committee

The Audit Committee of Zebra’s Board of Directors is comprised of three directors, all of whom are independent under applicable listing requirements of The NASDAQ Stock Market. The Audit Committee operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are: Mr. Smith, Chair, and Messrs. Ludwick and Manire.

The Audit Committee received reports from and met and held discussions with management, the internal auditors and the independent accountants. It reviewed and discussed Zebra’s audited financial statements with management, and management has represented to the Audit Committee that Zebra’s financial statements were prepared in accordance with accounting principles generally accepted in the United States and that such financial statements taken as a whole, present fairly, in all material respects, the information set forth therein. The Committee also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 114. The Audit Committee received the written disclosures and letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent accountants the independent accountants’ independence.

The Audit Committee recommended that the Board of Directors include the audited financial statements of Zebra in Zebra’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC. This recommendation was based on the Audit Committee’s review and discussions with management, internal auditors and Zebra’s independent accountants, as well as the Committee’s reliance on management’s representation described above.

Audit Committee

Michael A. Smith, Chair

Andrew K. Ludwick

Ross W. Manire

Fees of Independent Auditors

Ernst & Young LLP acted as the principal independent auditor for Zebra during 2011 and 2010. The firm also provided certain audit-related, tax and permitted non-audit services. The Audit Committee pre-approves all audit, audit-related, tax and permitted non-audit services performed for Zebra by its independent auditors. In 2011 and 2010, the Audit Committee approved in advance all engagements by Ernst & Young LLP on a specific project-by-project basis, including audit, audit-related, tax and permitted non-audit services. No impermissible non-audit services were rendered by Ernst & Young LLP to Zebra in 2011 or 2010.

Zebra paid Ernst & Young LLP the following fees and expenses for services provided for the years ended December 31, 2011 and 2010:

Fees	2011	2010
Audit Fees (1)	$1,143,308	$1,318,200
Audit-Related Fees	23,600	134,340
Tax Fees (2)	627,631	471,430
All Other Fees	—	—
Total	$1,794,539	$1,923,970

____________________

(1)	Consists of fees for the audit of Zebra’s annual financial statements and reviews of the financial statements included in the quarterly reports on Form 10-Q. Also includes fees for the 2011 and 2010 audits of internal control over financial reporting.

(2)	For 2011, tax compliance and tax preparation fees ($355,248) and tax advice, planning and consulting fees ($272,383). For 2010, tax compliance and tax preparation fees ($260,000) and tax advice, planning and consulting fees ($211,430).

Proposal 3

Ratification of Appointment of Independent Auditors

The Audit Committee appointed Ernst & Young LLP, independent certified public accountants, as auditors of Zebra’s financial statements for the year ending December 31, 2012.

The Board wants to give stockholders the opportunity to express their opinions on the matter of auditors for Zebra, and, accordingly, is submitting a proposal to ratify the Audit Committee’s appointment of Ernst & Young. If this proposal does not receive the affirmative vote of a majority of the votes cast affirmatively or negatively at the Meeting, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain the appointment of Ernst & Young.

Zebra expects that representatives of Ernst & Young will be present at the meeting and available to respond to questions. These representatives will be given an opportunity to make a statement if they would like to do so.

The Board of Directors and the Audit Committee recommend a vote “FOR” the ratification of the appointment of Ernst & Young LLP as auditors for the year ending December 31, 2012.

Executive Officers

The following information identifies and gives other information about our executive officers, other than Anders Gustafsson, our CEO, and Gerhard Cless, our Executive Vice President, about whom information is given above under “Proposal 1- Election of Directors.”

Michael Cho, age 43, Vice President, Corporate Development. Mr. Cho joined Zebra in 2010 as Vice President, Strategy. From 2008 to 2010 he served as Vice President, Business Development, of the Healthcare division of Amcor Limited, a global packaging company. Prior to that, Mr. Cho served from 2007 to 2008 as Vice President, Business Development of CommScope Inc., a global communications solutions company. From 2005 to 2007, Mr. Cho served as Vice President, Business Development of the Antenna & Cable Products Group at Andrew Corporation, which he joined in 2004 as Director, Corporate Development & Strategy. From 1999 to 2004 Mr. Cho was a consultant with McKinsey & Company. Mr. Cho received an MBA from Harvard Business School and a BS in Finance from the University of Illinois at Urbana-Champaign.

Hugh K. Gagnier, age 56, Senior Vice President, Operations. Mr. Gagnier served as Senior Vice President, Operations of our Specialty Printer Group from 2006 to 2011. Mr. Gagnier joined Zebra as the Vice President and General Manager for its Camarillo operations upon Zebra’s merger with Eltron International, Inc. in 1998. At Eltron, he was President and Chief Operating Officer. Mr. Gagnier received a BS degree in Mechanical Engineering from the University of Southern California.

Philip Gerskovich, age 55, Senior Vice President, New Growth Platforms. Mr. Gerskovich joined Zebra as Senior Vice President, Corporate Development, in 2005. Previously, Mr. Gerskovich was Corporate Vice President and General Manager of New Business, Commercial Printing Division for Eastman Kodak Company, a provider of photographic and imaging products and services, from 2004 until he joined Zebra. From 1999 to 2003, he was Corporate Vice President and Chief Operating Officer, Digital and Applied Imaging, at Kodak. Mr. Gerskovich received a BS degree in Computer Engineering from the University of Illinois.

Jim Kaput, age 51, became Senior Vice President, General Counsel and Secretary in 2009. From 2008-2009, he served as Counsel to the Chairman of the Securities and Exchange Commission. Mr. Kaput was Senior Vice President and General Counsel of The ServiceMaster Company, a consumer services company, from 2000 to 2007. Mr. Kaput received his JD from Cornell University School of Law and his BS from The University of Pennsylvania.

Todd R. Naughton, age 49, became Vice President, Finance in 2007 and serves as our Chief Accounting Officer. Mr. Naughton was Corporate Controller for Zebra from 1999, when he joined Zebra, until he became Vice President and Controller of Zebra in 2000, a position he held until 2007. Mr. Naughton received a BS degree in Accounting from the University of Illinois at Urbana-Champaign, and an MBA from the University of Chicago. He is a certified public accountant.

Michael C. Smiley, age 52, became Chief Financial Officer in 2008. From 2004 until joining Zebra, he served Tellabs, Inc., a provider of telecommunications networking products, as general manager of the Tellabs Denmark A/S unit. From 2002 to 2004, he held various finance and operations executive positions at Tellabs including interim chief financial officer, vice president, international finance, and treasurer. Prior to 2002, Mr. Smiley held a number of finance positions including Vice President, Asia Pacific Finance located in Taipei, Taiwan, for General Semiconductor and Assistant Treasurer for General Instrument. Mr. Smiley also serves as a member of the Board of Directors of Twin Disc, Incorporated, a publicly traded international manufacturer and worldwide distributor of heavy-duty off-highway and marine power transmission equipment and related products. Mr. Smiley holds a BS in accounting from Brigham Young University and an MBA degree from the University of Chicago.

Michael H. Terzich, age 50, Senior Vice President, Global Sales and Marketing. Mr. Terzich served as Senior Vice President, Global Sales and Marketing of our Specialty Printer Group from 2006 to 2011. From 2003 until 2006 he served as Zebra’s Senior Vice President, Office of the CEO, and from 2001 until 2003, as Vice President and General Manager, Tabletop and Specialty Printers. Since joining Zebra in 1992, Mr. Terzich has held a variety of positions of increasing responsibility including Vice President and General Manager, Vice President of Sales for North America, Latin America, and Asia Pacific, Vice President of Strategic Project Management, Director, Integration Project Management, Director of Printer Products, and Director of Customer and Technical Services. Mr. Terzich earned his BS degree in Marketing from the University of Illinois - Chicago and an MBA from Loyola University of Chicago.

Joanne Townsend, age 58, joined Zebra as Vice President, Human Resources, in 2008. From 2007 to 2008, she was Vice President, Human Resources, Wireless Network Solutions Segment, for Andrew Corporation, a global designer, manufacturer, and supplier of communications equipment, services, and systems. From 1979 to 2007, Ms. Townsend held various positions at Motorola, Inc., a wireless and broadband communications company, including Director, Human Resources of various Motorola organizations from 1994 to 2007. Ms. Townsend received a BA degree in Human Resources Management from DePaul University.

The Board of Directors approves the appointment of Zebra’s executive officers. There are no family relationships among any of our directors or executive officers.

Ownership of Our Common Stock

This table shows how many shares of our common stock certain individuals and entities beneficially owned on March 22, 2012, unless otherwise noted. These individuals and entities include: (1) owners of more than 5% of our outstanding common stock, (2) our directors, (3) the five executive officers named in the summary compensation table (the “named officers”) and (4) all directors and executive officers as a group. A person has beneficial ownership over shares if the person has sole or shared voting or investment power over the shares or the right to acquire that power within 60 days. Investment power means the power to direct the sale or other disposition of the shares. Each individual or entity included in the table below has sole voting and investment power over the shares, except as described below.

Name and Address	Number		% of Shares (1)
More than 5% Stockholders
Blackrock, Inc.	2,711,752	(2)	5.23%
Neuberger Berman Group LLC	3,542,603	(3)	6.83%
Royce & Associates, LLC	2,694,855	(4)	5.19%
The Vanguard Group, Inc.	2,736,850	(5)	5.28%
Directors and Executive Officers
Gerhard Cless	2,043,653	(6)	3.94%
Anders Gustafsson	561,979	(7)	*
Richard L. Keyser	37,890	(7)	*
Andrew K. Ludwick	50,390	(7)	*
Ross W. Manire	36,390	(7)	*
Robert J. Potter	36,215	(7)	*
Michael A. Smith	57,240	(7)	*
Hugh K. Gagnier	152,808	(7)	*
Philip Gerskovich	131,439	(7)	*
Michael C. Smiley	84,708	(7)	*
Michael H. Terzich	110,988	(7)	*
All Executive Officers and Directors as a group (15 persons)	3,435,967	(7)	6.62%
____________________

* Less than one percent.

(1)	Based on 51,882,869 shares of common stock outstanding on March 22, 2012.

(2)	Blackrock, Inc. is a holding company located at 40 East 52nd Street, New York, New York 10022. According to its Schedule 13G filed on February 9, 2012, as of December 30, 2011, Blackrock had sole voting and investment power as to all shares listed in the table.

(3)	Neuberger Berman Group LLC is a holding company located at 605 Third Avenue, New York, New York 10158. According to Amendment 3 to its Schedule 13G filed on February 14, 2012, the shares are beneficially owned by Neuberger Berman Group LLC., Neuberger Berman LLC, Neuberger Berman Management LLC, and Neuberger Berman Equity Funds LLC. Neuberger Berman LLC and Neuberger Berman Management LLC serve as sub-advisor and investment manager, respectively, of Neuberger Berman Group LLC’s various mutual funds. Neuberger Berman Group LLC and Neuberger Berman LLC have shared voting power with respect to 3,120,527 shares, and shared dispositive power with respect to 3,542,603 shares; Neuberger Berman Management LLC has shared voting and dispositive power with respect to 3,051,259 shares; and Neuberger Berman Equity Funds has shared voting and dispositive power with respect to 2,760,970 shares.

(4)	Royce & Associates, LLC is an investment advisor located at 745 Fifth Avenue, New York, NY 10151. According to its Schedule 13G filed on January 24, 2012, as of December 31, 2011, Royce had sole voting and investment power as to all 2,694,855 shares.

(5)	The Vanguard Group, Inc. is an investment advisor located at 100 Vanguard Blvd., Malvern, Pennsylvania, 19355. According to its Schedule 13G filed on February 10, 2012, as of December 31, 2011, Vanguard had sole voting power and shared dispositive power with respect to 38,802 shares and sole dispositive power with respect to 2,736,850 shares.

(6)	Includes 134,631 shares held directly by Mr. Cless; 997,292 shares held by Grantor Retained Annuity Trusts of which Mr. Cless is the beneficiary; 57,000 shares held by a foundation of which each of Mr. and Mrs. Cless are directors; 792,017 shares held by irrevocable trusts of which Mr. Cless is the beneficiary and Mr. Cless or Mrs. Cless is the trustee; and 62,713 shares held directly by Mrs. Cless.

(7)	Includes shares of common stock that may be acquired by May 21, 2012 upon exercise of stock options and stock appreciation rights as follows: Mr. Gustafsson – 264,871 shares; Mr. Keyser – 28,709 shares; Mr. Ludwick – 39,209 shares; Mr. Manire – 29,209 shares; Dr. Potter – 29,209 shares; Mr. Smith – 29,209 shares; Mr. Gagnier – 110,730 shares; Mr. Gerskovich – 100,289 shares; Mr. Smiley – 44,220 shares; Mr. Terzich – 64,371 shares; and directors and executive officers as a group – 797,160.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and greater than ten percent stockholders to file reports of holdings and transactions in our common stock with the Securities and Exchange Commission. To our knowledge, all required reports were filed in a timely manner.

Stockholder Proposals and Other Business

We expect the 2013 Annual Meeting of Stockholders to be held on or about May 16, 2013. To be considered for inclusion in our proxy materials for the 2013 annual meeting, a stockholder proposal must be received at our principal executive offices at 475 Half Day Road, Suite 500, Lincolnshire, Illinois 60069 by December 17, 2012. In addition, our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board. A stockholder proposal or nomination intended to be brought before the 2013 annual meeting must be delivered to the Corporate Secretary no earlier than January 16, 2013, and no later than February 15, 2013. All proposals and nominations should be directed to our Corporate Secretary, Zebra Technologies Corporation, 475 Half Day Road, Suite 500, Lincolnshire, Illinois 60069.

The Board and our management have not received notice of and are not aware of any business to come before the 2012 annual meeting other than the proposals we refer to in this proxy statement. If any other matter comes before the annual meeting, the persons on our proxy committee will use their best judgment in voting the proxies.

We have mailed our 2011 Annual Report to Stockholders in connection with this proxy solicitation, which includes our Annual Report on Form 10-K. If you would like another copy of our 10-K, excluding certain exhibits, please contact the Chief Financial Officer at the following address: Zebra Technologies Corporation, 475 Half Day Road, Suite 500, Lincolnshire, Illinois 60069.

ZEBRA TECHNOLOGIES CORPORATION
ATTN: DIANE WILLIAMS
475 HALF DAY ROAD, SUITE 500
LINCOLNSHIRE, IL 60069

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 17, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Zebra in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 17, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M41946-P20331	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
ZEBRA TECHNOLOGIES CORPORATION			For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors		☐	☐	☐

Nominees:

	01)	Richard L. Keyser
	02)	Ross W. Manire
	03)	Dr. Robert J. Potter
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	Proposal to approve, by non-binding vote, compensation of named executive officers.	☐	☐	☐

3.	Proposal to ratify Ernst & Young LLP as Independent Auditors.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
Zebra's Proxy Statement for the 2012 Annual Meeting of Stockholders and the Annual Report for the year ended December 31, 2011, are available at https://materials.proxyvote.com/989207

M41947-P20331

ZEBRA TECHNOLOGIES CORPORATION
This proxy is solicited by the Board of Directors
Annual Meeting of Stockholders to be held on
May 18, 2012, and at any adjournment thereof.

Revocable Proxy

The undersigned stockholder of Zebra Technologies Corporation, a Delaware corporation, hereby appoints Douglas Fox and Jim Kaput as proxies for the undersigned, and each of them, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders to be held at the Zebra headquarters building at 475 Half Day Road, Lincolnshire, Illinois on Friday, May 18, 2012, at 10:30 a.m., Central Time, or any adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting with all powers possessed by the undersigned.

Note: The shares represented by this Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If this Proxy is executed but no direction is given, the votes entitled to be cast by the undersigned will be cast "FOR" the nominees for director, "FOR" proposals 2 and 3, and in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment thereof. This Proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of Zebra prior to the meeting or by filing with the Secretary of Zebra prior to the meeting a later-dated Proxy. If the undersigned is present and wants to vote in person at the Annual Meeting, or at any adjournment thereof, the undersigned may revoke this Proxy by giving written notice of such revocation to the Secretary of Zebra on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of Zebra called for May 18, 2012, and of the Proxy Statement for the Annual Meeting prior to the signing of this Proxy.

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to be Held on May 18, 2012.

Zebra's Proxy Statement for the 2012 Annual Meeting of Stockholders and the Annual Report to
Stockholders for the year ended December 31, 2011, are available at: https://materials.proxyvote.com/989207.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side